UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Applied Materials, Inc.

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Michael R. Splinter CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER

January 22, 2013

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2013 Annual Meeting of Stockholders, which will be held on Tuesday, March 5, 2013 at 11:00 a.m. Pacific Standard Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054. A live audio webcast of the Annual Meeting will be available on our website at http://www.appliedmaterials.com/investor-relations.

At this year’s Annual Meeting, stockholders will be asked to: elect eleven directors; approve, on an advisory basis, the compensation of our named executive officers; and ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2013. Additional information about the Annual Meeting can be found in the attached Notice of 2013 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to review carefully the proxy materials and to vote: FOR each of the director nominees; FOR the approval, on an advisory basis, of the compensation of our named executive officers; and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013.

Thank you for your attention to these important matters and for your continued support of and interest in Applied Materials.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 5, 2013

at 11:00 a.m. Pacific Standard Time

The 2013 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Tuesday, March 5, 2013 at 11:00 a.m. Pacific Standard Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) on how to access the proxy materials via the Internet, a proxy card was not sent to you and you may vote only by telephone or via the Internet. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. Your vote must be received by 11:59 p.m. Eastern Standard Time on Monday, March 4, 2013. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the Board of Directors

Thomas F. Larkins Corporate Secretary

Santa Clara, California

January 22, 2013

PROXY STATEMENT

Reconciliation of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in the Appendix.

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information about the topics to be considered at the Annual Meeting prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

• Date and Time	March 5, 2013, 11:00 a.m. Pacific Standard Time

• Place	Applied Materials’ Corporate Offices 3050 Bowers Avenue, Building 1 Santa Clara, California 95054

• Record Date	January 9, 2013

• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Attendance	Stockholders and their duly appointed proxies may attend the meeting.

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal	Board Recommendation	Page
1. Election of eleven directors	FOR EACH NOMINEE	5

2. Approval, on an advisory basis, of the compensation of our named executive officers	FOR	19

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013	FOR	52

PROPOSAL 1—ELECTION OF DIRECTORS

Each director nominee is elected annually by a majority of votes cast. Below is summary information about each director nominee.

Name of Nominee	Age	Director Since	Independent	Committees
Michael R. Splinter	62	2003		None
Aart J. de Geus	58	2007	X	HRCC, IC, SC
Stephen R. Forrest	62	2008	X	IC, SC
Thomas J. Iannotti	56	2005	X	HRCC, CGNC, SRC
Susan M. James	66	2009	X	AC, CGNC, SRC (C)
Alexander A. Karsner	45	2008	X	HRCC, SC
Gerhard H. Parker	69	2002	X	AC, SC (C)
Dennis D. Powell	65	2007	X	AC (C), CGNC, IC, SRC
Willem P. Roelandts	68	2004	X	HRCC (C), CGNC (C)
James E. Rogers	65	2008	X	HRCC, SC
Robert H. Swan	52	2009	X	AC, IC (C), SC

AC	Audit Committee
CGNC	Corporate Governance and Nominating Committee
HRCC	Human Resources and Compensation Committee
IC	Investment Committee
SC	Strategy Committee
SRC	Stockholder Rights Committee
C	Chair

Attendance	Each director attended at least 90% of all Board and applicable committee meetings in fiscal 2012.

Key Qualifications	Industry and Marketing Experience, Technology and Global Leadership Experience, Financial and Accounting Expertise, Research and Development Expertise, Operational and Strategic Experience, and Public Company Board Experience

Additional information about the election of directors, a brief biography and a summary of qualifications of each nominee appear under the section titled “Proposal 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each director nominee.

i

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on variable, at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. Our previous ‘say-on-pay’ proposals were supported by over 90% of the votes cast in 2012 and 2011. Information on the compensation of our named executive officers is summarized below and described in detail in the Compensation Discussion and Analysis section, the Summary Compensation Table and other tables and disclosures contained in this Proxy Statement.

Additional information about the approval of the compensation of our named executive officers appears under the section titled “Proposal 2—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.”

Fiscal 2012 Company Performance

As a leader in providing manufacturing equipment and services to the global semiconductor, flat panel display and solar industries, Applied is subject to the cyclicality that characterizes these markets, and our fiscal 2012 results reflected this volatility. Following an exceptionally strong fiscal 2011—in which we achieved new highs for net sales and earnings per share, among other record results—demand for semiconductor equipment fluctuated significantly over the year, while market conditions for liquid-crystal display (“LCD”) TV and solar photovoltaic (“PV”) fabrication equipment weakened considerably due to continued manufacturing overcapacity relative to end-demand.

Applied’s management team focused on strong execution in driving operating performance in an extremely difficult market environment, investing in technology innovation necessary for future growth, and creating stockholder value. In fiscal 2012, Applied:

•

Generated $8.72 billion in net sales as we met a large spike in semiconductor equipment demand in the second quarter from our foundry customers and as these customers began introducing increasingly complex transistor schemes into production—a trend that favors Applied’s leadership areas;

•

Addressed difficult industry conditions, with our Display segment remaining profitable in each quarter and our Energy and Environmental Solutions segment implementing a restructuring plan to reduce its cost structure and right-size the business for anticipated future market opportunities;

•	Generated $1.9 billion in operating cash flow, or 21% of revenue, reflecting strong working capital performance in a challenging operating environment;

•

Returned $1.85 billion to stockholders through $1.4 billion in share repurchases (up from $468 million in the prior year) and $434 million in cash dividends. The quarterly dividend per share was increased by 13% (the third consecutive year with an increase of over 10%);

•

Completed the acquisition of Varian Semiconductor Equipment Associates, Inc. (“Varian”), the leading supplier of ion implantation equipment to the semiconductor and solar industries, enhancing our suite of products for semiconductor transistor formation, while combining our best practices in the areas of marketing, research and development and field support—as of the end of fiscal 2012, Applied was ahead of its target for run-rate synergy savings related to Varian;

•

Appointed Gary Dickerson (former chief executive officer of Varian) as President of Applied in June 2012, with primary responsibility for renewing focus on our growth strategy and leading important changes to strengthen our product development capabilities; and

•

Developed a plan to restructure the organization to free up resources to fund investments in Applied’s key future growth opportunities—innovation efforts are centered on meeting anticipated technology inflections in each of our product segments, with a principal focus on growing our share of the semiconductor equipment market.

Fiscal 2012 Compensation

Fiscal 2012 compensation decisions reflected Applied’s continued commitment to the alignment of pay with performance:

•	For the second consecutive year, base salaries for our named executive officers were not increased, except in connection with the appointment of a new executive officer;

•

Performance-based incentives constituted approximately 90% of annual total direct compensation (base salary, annual incentive bonus and annual performance-based equity award) for our named executive officers;

•

Bonus awards were determined based on the achievement of financial, operating and management objectives tied to fiscal 2012 results and the focus on long-term growth; bonuses for our named executive officers who served as executive officers for all of fiscal 2012 were reduced by, on average, 13% from the target bonus amounts, principally due to the Company’s total shareholder return and overall financial performance;

•	A relative total shareholder return goal was added to the fiscal 2012 annual equity awards in order to more closely align long-term compensation with stockholder value; and

•	None of the equity awards granted to our named executive officers in fiscal 2012 were earned or eligible to vest in fiscal 2012 as the pre-determined performance conditions were not met.

Alignment of Pay with Performance

The following graph demonstrates the strong correlation between Applied’s annual net sales and non-GAAP net income, and the annual total direct compensation we paid to our chief executive officer (“CEO”) during the last five fiscal years (see the Appendix for a reconciliation of non-GAAP measures):

Note:

(1)	Fiscal 2009 annual equity award consists of stock options, all of which have vested.

The following table summarizes annual total direct compensation of our named executive officers for fiscal 2012, consisting of (1) base salary for service as an executive officer, (2) annual incentive bonus and (3) the grant date fair value of target number of shares of annual performance-based equity awards (and including a new-hire award of performance shares for Mr. Dickerson). This table does not include all the information required by the Securities and Exchange Commission to be reported in the Summary Compensation Table (on page 43 of this Proxy Statement).

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Michael R. Splinter	980,000	6,727,500	1,500,000	9,207,500
Chairman of the Board and Chief Executive Officer
Gary E. Dickerson	242,308	6,102,500	550,000	6,894,808
President
George S. Davis	575,000	2,925,000	698,000	4,198,000
Executive Vice President, Chief Financial Officer
Mark R. Pinto	575,000	2,925,000	630,000	4,130,000
Executive Vice President, General Manager Energy and Environmental Solutions
Randhir Thakur	575,000	2,925,000	698,000	4,198,000
Executive Vice President, General Manager Silicon Systems Group

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013.

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2012 and 2011, which ended on October 28, 2012 and October 30, 2011, respectively. All fees shown in the table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2012	Fiscal 2011
	(In thousands)
Audit Fees	$6,560	$5,830
Audit-Related Fees	403	193
Tax Fees:
Tax Compliance and Review	229	323
Tax Planning and Advice	—	—
All Other Fees	15	—

Total Fees	$7,207	$6,346

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, including about fees paid to KPMG for fiscal 2012 and 2011, appears under the section titled “Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013.

2014 ANNUAL MEETING

•	Stockholder proposals submitted for inclusion in our proxy statement for our 2014 Annual Meeting of Stockholders must be received at our offices on or before September 24, 2013.

•

Notice of stockholder proposals for our 2014 Annual Meeting of Stockholders that are not intended to be included in our proxy statement for that meeting must be provided to us no earlier than November 20, 2013 and no later than December 20, 2013.

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation (“Applied” or the “Company”). This proxy is for use at Applied Materials’ 2013 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Standard Time on Tuesday, March 5, 2013, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied Materials’ 2013 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. These proxy materials are being provided on or about January 22, 2013 to all stockholders of record of Applied as of January 9, 2013, the record date for the Annual Meeting. Stockholders of record who owned Applied common stock at the close of business on January 9, 2013 are entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were 1,199,516,361 shares of Applied common stock outstanding.

Webcast of the Annual Meeting	The Annual Meeting will be webcast. A live audio webcast of the Annual Meeting will be available on our website at http://www.appliedmaterials.com/investor-relations on Tuesday, March 5, 2013 at 11:00 a.m. Pacific Standard Time. A replay of the webcast will be available on our website through April 5, 2013.

Voting Procedures	As a stockholder of Applied, you have a right to vote on certain matters affecting Applied. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are summarized in the section titled “2013 Proxy Statement Summary” above and fully set forth in this Proxy Statement. Each share of Applied common stock that you owned at the close of business on the record date entitles you to one vote on each proposal presented at the Annual Meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Annual Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern Standard Time, on Monday, March 4, 2013.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone or over the Internet.    To vote by telephone or over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone or over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you own shares purchased through Applied’s Employees’ Stock Purchase Plan or Applied’s Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters, as described below under the section titled “Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you must:

•enter a new vote by telephone or over the Internet by 11:59 p.m. Eastern Standard Time on March 4, 2013; or

•sign and return another proxy card by 11:59 p.m. Eastern Standard Time on March 4, 2013; or

•provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Thomas F. Larkins, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054 by 11:59 p.m. Eastern Standard Time on March 4, 2013; or

•attend the Annual Meeting and vote in person.

Quorum Requirement	A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

Proposal 1—Election of Directors.    Each share of Applied common stock is entitled to one vote on each of the eleven director nominees. Pursuant to our Bylaws, to be elected, a director nominee must receive a majority of the votes cast, meaning the number of votes “for” a director nominee must exceed the number of votes “against” that nominee. See “Majority Voting” on page 13 of this Proxy Statement for further details. There is no cumulative voting with respect to the election of directors.

Proposal 2—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.    Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Voting Instructions

If you are a stockholder of record and return a proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•“FOR” each of the eleven named nominees for directors;

•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

• “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the persons named as proxies.

Abstentions and Broker Non-Votes

A vote to “abstain” on any of the proposals included in this Proxy Statement, except for Proposal 1—Election of Directors, will have the same effect as a vote against the proposal. Abstentions will not have an effect on the election of any director nominee.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Broker non-votes are not considered entitled to vote and will not affect the outcome of the vote on these proposals. Broker non-votes will not have an effect on the election of any director nominee.

Voting Confidentiality	Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Voting results will be announced at the Annual Meeting and will be posted shortly after the Annual Meeting on our website at www.appliedmaterials.com and remain available there through April 5, 2013. Voting results will also be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. You may access the voting results by:

• visiting our website at www.appliedmaterials.com;

• contacting our Investor Relations department, toll-free, at 1-800-882-0373; or

• viewing the Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Electronic Availability of Proxy Materials for 2013 Annual Meeting of Stockholders

In accordance with SEC rules, we are continuing to furnish proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On January 22, 2013, we mailed to our stockholders (other than those who had previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Householding of Proxy Materials	In a further effort to reduce printing costs and postage fees and conserve natural resources, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number; or (3) call our Investor Relations department, toll-free, at 1-800-882-0373.

Stockholder List	Stockholders of record who owned shares of Applied common stock at the close of business on January 9, 2013 are entitled to receive notice of, attend and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location at our corporate offices. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Proxy Solicitation Costs	Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has eleven directors. Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, each of the current directors has been nominated by the Board for election at the Annual Meeting and has decided to stand for election. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. If any of the nominees listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Alternatively, the proxies may vote just for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. Each director elected at the Annual Meeting will serve until Applied’s 2014 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

The nominees for the Board are as follows:

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	62	Chairman and Chief Executive Officer of Applied Materials, Inc.	2003
Aart J. de Geus	58	Chairman and Co-Chief Executive Officer of Synopsys, Inc.	2007
Stephen R. Forrest	62	Vice President for Research at the University of Michigan	2008
Thomas J. Iannotti	56	Retired Senior Vice President and General Manager, Enterprise Services for Hewlett- Packard Company	2005
Susan M. James	66	Retired Partner of Ernst & Young LLP	2009

Alexander A. Karsner	45	Chief Executive Officer of Manifest Energy LLC	2008

Gerhard H. Parker	69	Retired Executive Vice President, New Business Group of Intel Corporation	2002
Dennis D. Powell	65	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007
Willem P. Roelandts	68	Retired Chairman, President, and Chief Executive Officer of Xilinx, Inc.	2004
James E. Rogers	65	Chairman, President, and Chief Executive Officer of Duke Energy Corporation	2008
Robert H. Swan	52	Senior Vice President, Finance and Chief Financial Officer of eBay, Inc.	2009

There is no family relationship among any of the nominees, directors or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Further information about Applied’s directors, including each of the director nominees, is provided below.

The Board unanimously recommends that you vote “FOR” each director nominee.

Directors

Michael R. Splinter has been Chief Executive Officer of Applied since April 2003 and Chairman of the Board of Directors since March 2009. Prior to joining Applied in 2003, Mr. Splinter was at Intel Corporation, a manufacturer of chips and computer, networking and communications products, for 20 years. While at Intel, he held a number of executive positions, including Executive Vice President and Director of Sales and Marketing and Executive Vice President and General Manager of the Technology and Manufacturing Group. Mr. Splinter is a director of The NASDAQ OMX Group, Inc.

Areas of Relevant Experience: board, executive and technological leadership; semiconductor industry leadership and policy experience; extensive global business, operating, marketing and industry experience; proven management experience and in-depth understanding of complex industry and global challenges and opportunities; in-depth knowledge of the technology and information sector; and solid understanding of the importance of good corporate governance and broad exposure to a wide range of issues facing companies in diverse industries.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as Chairman of its Board of Directors and Co-Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, a global infrastructure, finance and media company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Areas of Relevant Experience: growing a start-up to a well-established publicly-traded company; executive and technological leadership; important perspectives on navigating a company through various stages of growth; innovation, management development, and global challenges and opportunities; mergers and acquisitions; and board leadership.

Stephen R. Forrest has served as Vice President for Research at the University of Michigan since January 2006, where he also holds faculty appointments as Professor of Electrical Engineering and Computer Science in the College of Engineering, and as Professor of Physics in the College of Literature, Science and the Arts. Dr. Forrest leads the University’s Optoelectronics Components and Materials Group. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Areas of Relevant Experience: extensive knowledge of semiconductor and alternative energy technologies; research and development portfolio management; government policy; technology licensing; product commercialization; cross-functional endeavors on achieving economic transformation through technology; and partnering with industry, government, entrepreneurs, and community leaders to develop businesses focused on alternative energy and other technologies to diversify a state’s economy and increase global competitiveness.

Thomas J. Iannotti served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from February 2009 until his retirement in October 2011. From 2002 to January 2009, Mr. Iannotti held various executive positions at Hewlett-Packard, including as Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, after its acquisition of Digital Equipment Corporation.

Areas of Relevant Experience: broad and deep industry and technology knowledge; leadership skills; senior management; and service management on a global, regional, and country level, including in Asia and Europe.

Susan M. James served as a partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 2006. Ms. James joined Ernst & Young in 1975 and, following her retirement in 2006, served as a consultant to the firm until December 2009. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 to June 2006. Ms. James is a certified public accountant (inactive) and member of the American Institute of Certified Public Accountants. Ms. James currently serves as a member of the boards of directors of Coherent, Inc. and Yahoo! Inc.

Areas of Relevant Experience: extensive financial and accounting expertise, including deep understanding of accounting principles, financial controls, financial reporting rules and regulations, and audit procedures; broad experience with global technology companies; and leadership experience.

Alexander A. Karsner has served as Chief Executive Officer of Manifest Energy LLC, a clean energy infrastructure development and finance company, since July 2009. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner currently serves as a member of the board of directors of Codexis, Inc.

Areas of Relevant Experience: energy industry and related public policies; leadership in renewable energy policy, technologies and commercialization; expertise in domestic and international energy markets; and understanding of issues related to clean energy and alternative technologies.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker currently serves as a member of the boards of directors of FEI Company and Lattice Semiconductor Corporation.

Areas of Relevant Experience: extensive manufacturing, engineering, operational, and strategic experience; leadership in managing new businesses, worldwide manufacturing, and technology development; expertise on strategy, global challenges and opportunities; and board leadership.

Dennis D. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008, and, in addition, served as an Executive Vice President from 2007 to 2008 and a Senior Vice President from 2003 to 2007. Since joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP, an accounting firm, for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the boards of directors of Intuit, Inc. and VMware, Inc.

Areas of Relevant Experience: substantial financial and accounting expertise, including deep understanding of accounting principles, financial controls, financial reporting rules and regulations, and audit procedures; executive management; mergers and acquisitions; risk management; insights on corporate governance; and board leadership.

Willem P. Roelandts served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, from July 2003 to February 2009, and as a director from January 1996 to August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts currently serves as a member of the board of directors of Aruba Networks, Inc. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

Areas of Relevant Experience: significant expertise with strategic and line management, engineering innovation, market diversification, and executive development; extensive executive management and operational experience on a global basis; deep understanding of factors that drive success at companies that are driven by innovation, research and development; and board leadership.

James E. Rogers has served as Chairman since 2007, and President, Chief Executive Officer and a member of the Board of Directors since 2006, of Duke Energy Corporation, an electric power company that supplies and delivers electricity and natural gas service. Mr. Rogers was Chairman and Chief Executive Officer of Cinergy Corp., a provider of electric and gas service, from 1994 until its merger with Duke Energy in 2006. He was Chairman, President and Chief Executive Officer of PSI Energy, Inc., a provider of electric and gas service, from 1988 until 1994. Mr. Rogers served as a member of the board of directors of Fifth Third Bancorp from 1995 to 2009 and currently serves as a member of the board of directors of CIGNA Corporation.

Areas of Relevant Experience: substantial global and leadership experience; broad knowledge of and experience in the highly-regulated energy industry; and board leadership.

Robert H. Swan has served as Senior Vice President, Finance and Chief Financial Officer of eBay Inc., a provider of online marketplaces and payment services, since March 2006. From 2003 to March 2006, Mr. Swan was Chief Financial Officer and Executive Vice President of Electronic Data Systems Corporation, a technology services company. Mr. Swan also served as Executive Vice President and Chief Financial Officer of TRW, Inc., a global manufacturing and service company, from 2001 to 2002 and held various executive positions at Webvan Group, Inc., an online grocery delivery service, from 1999 to 2001. Mr. Swan spent the first 15 years of his career at the General Electric Company in various roles.

Areas of Relevant Experience: significant financial expertise and global financial management; mergers and acquisitions; risk management and controls; and substantial management and leadership skills.

Chairman Emeritus

James C. Morgan has served as Applied’s Chairman Emeritus since March 2009. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan is invited to attend Board and committee meetings, but he does not have voting rights and does not receive any retainer or meeting fees.

Board and Committee Meetings

The Board met six times in fiscal 2012, during which each director attended at least 90% of all Board and applicable committee meetings held during his or her term as a member of the Board. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all who were serving as Board members at that time attended Applied’s 2012 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. In addition, members of the Board also serve on one or more of the Strategy, Investment, and Stockholder Rights Committees, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at http://www.appliedmaterials.com/investors/corporate-governance. The primary functions of each of these committees are described in the tables below.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2012
Members: Susan M. James* Gerhard H. Parker¥ Dennis D. Powell*+ Robert H. Swan*

•     oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•     appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•     oversee Applied’s tax, legal, regulatory and ethical compliance

•     review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•     review and pre-approve audit and permissible non-audit services

•     prepare the Audit Committee Report to be included in Applied’s proxy statement for each Annual Meeting of Stockholders

•     review and approve related-person transactions for which approval is required by applicable law

•     oversee and review Applied’s ethics policies and procedures, including procedures for receiving, retaining and treating complaints or concerns

•     oversee financial-related risks and Applied’s enterprise risk management program

•     review annually the Audit Committee Charter

13

*	Audit Committee Financial Expert
¥	Ethics Ombudsman
+	Chair

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2012
Members: Aart J. de Geus Thomas J. Iannotti Alexander A. Karsner Willem P. Roelandts+ James E. Rogers

•     oversee human resources programs, compensation and benefits matters

•     evaluate and oversee Applied’s primary strategies for employee and executive development

•     review matters relating to management succession and executive organization development

•     determine compensation policies applicable to Applied’s executive officers and all other employees

•     determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•     administer the Senior Executive Bonus Plan

•     oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives

•     adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•     review and approve any employment, severance and/or change-in-control arrangements for Applied’s executive officers

•     review and consider compensation policies and/or practices as they relate to risk management practices and/or risk-taking incentives

•     approve the compensation of the members of the Board

•     review and consult with Applied’s management regarding the Compensation Discussion and Analysis section, and recommend to the Board the inclusion of such section, in Applied’s proxy statement for each Annual Meeting of Stockholders

•     prepare the Human Resources and Compensation Committee Report that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

•     in conjunction with the Corporate Governance and Nominating Committee, review the stockholdings of non-employee directors and executive officers relative to the Company’s stock ownership guidelines

•     review annually the Human Resources and Compensation Committee Charter

4

+	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2012
Members: Thomas J. Iannotti Susan M. James Dennis D. Powell Willem P. Roelandts+

•   oversee the composition, structure and evaluation of the Board and its committees, including overseeing an annual self-evaluation process of the Board, its committees, and individual directors

•   identify qualified candidates for election to the Board

•   establish procedures for director candidate nomination and evaluation

•   monitor the independence of the Board

•   develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines

•   conduct a periodic review of Applied’s succession planning process and assist the Board in evaluating this process

•   review any proposals submitted by stockholders for action at the Annual Meeting of Stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal

•   review Applied’s corporate governance policies and recommend to the Board modifications to the policies as appropriate

•   consider director resignations and recommend appropriate action to the Board in accordance with Applied’s majority voting standard

•   in conjunction with the Human Resources and Compensation Committee, review the stockholdings of non-employee directors and executive officers relative to the Company’s stock ownership guidelines

•   review annually the Corporate Governance and Nominating Committee Charter

4

+	Chair and Lead Independent Director

Corporate Governance

Corporate Governance Guidelines. Applied’s Corporate Governance Guidelines describe, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These guidelines are available on our website, along with other important corporate governance materials, at http://www.appliedmaterials.com/investor-relations/corporate-governance/guidelines.

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board shall designate a lead independent director who, among other things, is responsible for presiding over executive sessions of independent directors;

•	the Board shall appoint all members of the Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors; and

•

the independent directors shall meet in executive sessions without the presence of the non-independent director(s) and members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments and may modify the Corporate Governance Guidelines from time to time as it deems appropriate.

Director Independence. Applied has adopted standards for director independence that correspond to Nasdaq listing standards and SEC rules. An “independent director” means a person who is not an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with Applied within the previous three years. In addition, to be considered “independent” under SEC rules, each member of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from Applied, other than compensation for his or her services as a director.

The Board considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors, or any of his or her immediate family members, has any relationship with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Mr. Splinter, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Splinter does not meet the independence standards because he is an employee of Applied.

In addition, the Board has also determined that:

•

all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules, and

•

none of the members of the Audit Committee directly or indirectly received compensation from Applied other than their compensation as directors, and therefore they meet the additional independence requirements for Audit Committee members.

Board Leadership Structure. Under our Corporate Governance Guidelines, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the Company’s needs and the Board’s assessment of its leadership from time to time. The Board believes that, at this time, the combined role of Chairman and Chief Executive Officer, together with the role of the Lead Independent Director, provides an appropriate balance in Applied’s Board leadership structure.

Combining the roles of Chairman and Chief Executive Officer promotes unified leadership and direction for Applied, allowing for operational effectiveness and efficiencies that facilitate the implementation of strategic initiatives and business plans to optimize stockholder value. Mr. Splinter’s industry and management experience enables him to understand the priorities and perspectives of Applied’s customers, suppliers and workforce, as well as the competitive landscape. In addition, Mr. Splinter has a deep understanding of the complex industries in which Applied operates and their global challenges and opportunities, creating a vital link that enables the Board to perform its oversight function with the benefit of management’s key perspectives.

Mr. Roelandts, an independent director, serves as Applied’s Lead Independent Director. The Lead Independent Director helps ensure a strong, independent and active Board. He presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; has the authority to call meetings of the independent directors; serves as liaison between the Chairman and the independent directors; approves information sent to the Board; provides input on and approves meeting agendas for the Board; approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; has the authority to retain outside advisors and consultants who report directly to the Board on board-wide issues; serves as a liaison for consultation and direct communication with stockholders; and performs such other duties as deemed necessary by the Board from time to time. The Lead Independent Director regularly communicates with other directors between scheduled Board meetings. The Board, including each of its committees, also has complete and open access to any member of management and the authority to retain independent advisors as the Board or such committees deem appropriate. In addition, all members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors, and the committee chairs have authority to hold executive sessions without management and non-independent directors present.

Board’s Role in Risk Oversight. Applied is subject to a variety of risks, which generally include any undesired event, circumstance or outcome that could affect Applied’s ability to achieve its objectives or adversely impact Applied’s business, operations, financial condition or reputation. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable. Risks can be external, such as those arising from the macroeconomic or industry environment, government policies or regulations, competitors’ activities, and natural disasters. Alternatively, risks can arise as a result of Applied’s business and financial activities, operations or strategies.

Applied’s management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of Applied, its stockholders and other stakeholders.

Our Board of Directors is responsible for overseeing major risks facing the Company and reviewing management plans for their mitigation. Generally, various committees of Applied’s Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, in carrying out its oversight of risks related to financial matters, our Audit Committee oversees, reviews and discusses with management, the Internal Auditor and the independent accountants, Applied’s major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Human Resources and Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks related to corporate governance matters, including director independence and board composition and organization.

Applied has implemented an enterprise risk management (“ERM”) program for the purpose of providing an enterprise-wide perspective on the Company’s risks, with the objective of identifying and mitigating key risks. Our Audit Committee is responsible for overseeing this program, including the identification of major risks facing the Company. These identified risks are then reported to the Board, which in turn delegates oversight responsibility for them to the respective Board committee(s) in whose area of responsibility and expertise the risk falls. Management reviews the ERM program activities regularly with the Audit Committee and the Board.

Senior management and other employees also report to the Board and relevant committees from time to time on risk-related issues. Our Chief Executive Officer and Chief Financial Officer report on certain risks and exposures relating to all or part of the Company; heads of our principal business units and other members of senior management report on the risks and exposures associated with their respective areas of responsibility; and the General Counsel reviews risks related to legal, compliance and regulatory matters. The full Board receives a comprehensive report prepared annually by the finance and legal organizations that identifies risk exposures and associated business processes to manage those risks. Applied’s management and other employees with responsibilities in a particular area review and contribute to sections of this report that relate to the risks and risk controls associated with that area. The Audit Committee reviews and discusses matters covered in this report.

Director Nominations. The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees. This committee may retain search firms to assist in identifying and evaluating candidates for director nominees. As set forth in the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, gender, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement the skills of the existing Board and strengthen any identified areas for improvement. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders, and also fills any vacancies that may arise between Annual Meetings of Stockholders. Directors added to the Board to fill vacancies are generally recommended for election at the next Annual Meeting of Stockholders. The Board also may consider recommendations of director candidates from other sources. In selecting the director nominees, the Board assesses the independence, character and acumen of candidates and endeavors to establish a mix of background and experience in a number of areas of core competency, including: business judgment; management; accounting and finance; knowledge of the industries (including technologies and markets) in which we operate; manufacturing and service; leadership; strategic vision; international markets and global challenges; marketing; crisis/risk management; research and development; government; and other areas relevant to our business. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee, or a screening committee of the Board, evaluates and interviews potential Board candidates. All members of the Board may interview the final candidate(s). The Corporate Governance and Nominating Committee also will consider potential director candidates recommended by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

Stockholders wishing to recommend a prospective candidate for consideration by the Corporate Governance and Nominating Committee should submit the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria listed above to: Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. Stockholders wishing to nominate a director should follow the specific procedures set forth in the Bylaws. Our Bylaws provide that any stockholder of record entitled to vote at the Annual Meeting who intends to nominate a director must notify Applied’s Corporate Secretary not more than 105 days and not less than 75 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must meet other requirements contained in the Bylaws, a copy of which can be obtained from Applied’s Corporate Secretary at the address set forth above. In connection with the 2013 Annual Meeting, we did not receive any recommendation of a director candidate from a stockholder, or a group of stockholders, who beneficially owned more than 5% of Applied’s common stock for at least one year as of the date of recommendation.

Majority Voting. Under Applied’s Bylaws, in order to be elected, a director nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections, meaning the number of votes “for” a director nominee must exceed the number of votes “against” that nominee. The Bylaws provide that in the event an incumbent director receives more “against” than “for” votes, he or she shall tender his or her resignation after certification of the stockholder vote. The Corporate Governance and Nominating Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders an offer of resignation may participate in the vote on the Corporate Governance and Nominating Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. Applied will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting an offer to resign.

The Corporate Governance Guidelines state that upon a change in a director’s principal occupation or retirement, he or she is expected to offer to resign. The Corporate Governance and Nominating Committee will review the appropriateness of the director’s continued Board membership and recommend to the Board the action to be taken.

Standards of Business Conduct. For many years, Applied has had Standards of Business Conduct that embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at http://www.appliedmaterials.com/investor-relations/corporate-governance/standards.

Stock Ownership Guidelines. The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $325,000. Applied’s Chief Executive Officer and Chairman of the Board should maintain an investment in Applied stock that is equal to at least five times his or her annual base salary. Our named executive officers other than the Chief Executive Officer, should each maintain an investment in Applied stock that is equal to at least three times his or her annual base salary. In determining whether the required investment levels have been met, shares are valued using the closing price of Applied stock on the date(s) acquired. In each case, and unless an exception is made by the Board’s Human Resources and Compensation Committee, such investment levels should be achieved no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications. Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in order to enable an effective method by which stockholders can communicate with the Board.

Compensation of Directors

Retainer and Meeting Fees. Directors who are employees of Applied do not receive any additional compensation for their service as directors. During fiscal 2012, Applied’s non-employee directors each received an annual retainer of $65,000, which was paid in quarterly installments, and $2,000 per meeting for attendance at Board committee meetings (but not for meetings of the full Board). Each non-employee director who serves for less than the full fiscal year receives a pro-rated amount of the annual retainer based on the portion of the fiscal year the director served. Non-employee directors who serve as chair of a committee and/or as Lead Independent Director receive an additional retainer for each such position held (which is similarly prorated if the director serves for less than the full fiscal year). The Chair of the Audit Committee received an additional retainer of $20,000 per year. Chairs of the Corporate Governance and Nominating Committee and the Strategy Committee each received an additional retainer of $10,000 per year. The Chair of the Human Resources and Compensation Committee and the Lead Independent Director each received an additional retainer of $15,000 per year.

Cash compensation for non-employee directors for fiscal 2012 is set forth in the table below.

Fiscal 2012
Annual Retainer (1)	$65,000

Annual Retainer for Committee Chairs and Lead Independent Director(2):
Audit Committee	$85,000
Corporate Governance and Nominating Committee	$75,000
Human Resources and Compensation Committee	$80,000
Strategy Committee	$75,000
Lead Independent Director	$80,000

Fee per Board Meeting Attended	$0

Fee per Committee Meeting Attended	$2,000

(1)	Applies to non-employee directors who are not the (a) Chair of the Audit, Corporate Governance and Nominating, Human Resources and Compensation, or Strategy Committee, and/or (b) Lead Independent Director.
(2)	Assumes sole position held by non-employee director.

In addition to the retainer and meeting fees described above, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied, and seminars and programs on subjects related to their responsibilities.

Under our Non-Employee Director Share Purchase Plan, Applied’s non-employee directors annually may elect to receive shares of Applied common stock in lieu of the retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. If directors make this election, quarterly retainers otherwise payable in cash are converted into whole shares of Applied common stock based on 100% of the fair market value of a share on the day of the regularly-scheduled meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees otherwise payable in cash are converted into whole shares of Applied common stock based on 100% of the fair market value of a share on the day of the committee meeting (or on the final day of a meeting that takes place over multiple days). The balance of any foregone retainer and/or meeting fees not payable in whole shares is paid in cash. Shares issued to participating directors under this plan are fully vested and taxable, and Applied does not discount the purchase price of the shares. No director made this election in fiscal 2012.

Charitable Matching Contributions. Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which the Foundation annually will match up to $2,000 of a non-employee director’s donations to eligible non-profit civic, arts, environmental and educational organizations. Non-employee directors are subject to the same maximum matching amount and other terms as those for Applied’s employees.

Equity Compensation. Non-employee directors participate in one equity compensation plan, the Applied Materials, Inc. Employee Stock Incentive Plan, which provides for automatic, non-discretionary grants of restricted stock units to each of Applied’s non-employee directors. The automatic, non-discretionary grants to each of Applied’s non-employee directors consist of:

•

a grant made on the day of each annual meeting of stockholders of a number of restricted stock units (rounded down to the nearest whole share) equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant (“Annual Grant”); and

•

a grant made upon a non-employee director’s initial appointment or election to the Board of a number of restricted stock units (rounded down to the nearest whole share) equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant, pro-rated to reflect the period starting on the day of initial appointment or election and ending on the day of the next scheduled Annual Meeting of Stockholders (“Initial Grant”). A non-employee director who is initially appointed or elected to the Board on the day of an Annual Meeting of Stockholders will not receive an Initial Grant, but instead will receive the Annual Grant described above.

Grants of restricted stock units made to non-employee directors during fiscal 2012 were as follows:

•

an Annual Grant of 16,659 restricted stock units was made on March 6, 2012, the date of Applied’s 2012 Annual Meeting of Stockholders, to each of Messrs. Iannotti, Karsner, Powell, Roelandts, Rogers and Swan; Ms. James; and Drs. de Geus, Forrest and Parker.

The Human Resources and Compensation Committee of our Board may change the number of restricted stock units granted to non-employee directors under the Employee Stock Incentive Plan in the future. Initial and Annual Grants made beginning in fiscal 2012 will be scheduled to vest in full on the earlier of March 1 of the year following the year of grant or the date of the next annual meeting of stockholders, only if the non-employee director remains on the Board through the scheduled vesting date. The vesting of these grants will be accelerated in full upon a non-employee director’s termination of service on the Board due to disability or death. In addition, upon a change of control of Applied, the vesting of each outstanding award held by a non-employee director that was granted in or after fiscal 2012 will accelerate in full if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent). This accelerated vesting will not apply if the applicable award agreement specifically states that it will not apply.

In order to encourage long-term ownership of Applied’s common stock, non-employee directors may elect, in advance, to defer the receipt of shares of Applied common stock they would otherwise receive upon vesting of the restricted stock units until their termination of service on the Board. Ms. James and Messrs. Powell and Rogers made such election to defer the receipt of the shares of Applied common stock they would otherwise receive upon vesting of the restricted stock units granted in fiscal 2012.

The following table shows compensation information for Applied’s non-employee directors for fiscal 2012.

Director Compensation

For Fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Aart J. de Geus	83,000	194,077	—	—	—	—	277,077
Stephen R. Forrest	71,000	194,077	—	—	—	—	265,077
Thomas J. Iannotti	81,000	194,077	—	—	—	250	275,327
Susan M. James	99,000	194,077	—	—	—	2,000	295,077
Alexander A. Karsner	79,000	194,077	—	—	—	2,000	275,077
Gerhard H. Parker	107,000	194,077	—	—	—	—	301,077
Dennis D. Powell	123,000	194,077	—	—	—	—	317,077
Willem P. Roelandts	125,000	194,077	—	—	—	—	319,077
James E. Rogers	83,000	194,077	—	—	—	—	277,077
Robert H. Swan	97,000	194,077	—	—	—	—	291,077

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amount reported above in the “Stock Awards” column represents the aggregate grant date fair value of stock awards granted in fiscal 2012 (consisting of 16,659 restricted stock units granted to each director on March 6, 2012), as determined pursuant to FASB Accounting Standards Codification 718 (also referred to as “ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2012 filed with the SEC on December 5, 2012.
(2)	Including the 16,659 restricted stock units granted to each director on March 6, 2012, each director had 39,719 restricted stock units outstanding at the end of fiscal 2012, except for Ms. James, who had 36,219 restricted stock units outstanding at the end of fiscal 2012. The outstanding restricted stock units for the following directors do not include the following restricted stock units that have vested in previous years and which, pursuant to such director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Board: each of Ms. James and Mr. Swan, 11,302 units; each of Messrs. Powell and Roelandts, 16,268 units; and Mr. Rogers, 27,570 units.
(3)	The directors did not receive any new option grants during fiscal 2012. At the end of fiscal 2012, Mr. Iannotti, Dr. Parker and Mr. Roelandts each had previously-granted options to purchase 25,000 shares of Applied common stock. At the end of fiscal 2012, Drs. de Geus and Forrest; Messrs. Karsner, Powell, Rogers and Swan, and Ms. James did not have any previously-granted option awards outstanding.
(4)	Amount shown for each director is The Applied Materials Foundation’s matching contribution of the director’s donations to eligible non-profit organizations under The Applied Materials Foundation Matching Gift Program.

Applied’s Chairman of the Board, Mr. Splinter, is also Applied’s Chief Executive Officer, and therefore he did not receive any retainer or meeting fees, or any restricted stock units automatically granted to non-employee directors, in fiscal 2012. Fiscal 2012 compensation information for Mr. Splinter can be found in the Summary Compensation Table on page 43.

STOCK OWNERSHIP INFORMATION

Principal Stockholders

The following table shows the number of shares of Applied common stock beneficially owned as of December 31, 2012 by each person known by Applied to own 5% or more of Applied common stock. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2012.

	Shares Beneficially Owned
Name	Number		Percent(1)
BlackRock, Inc.	71,293,764	(2)	5.96%
40 East 52nd Street New York, NY 10022

Harris Associates L.P.	67,239,636	(3)	5.62%
Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790

(1)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,196,050,716 shares of common stock outstanding as of December 31, 2012.
(2)	The amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 13, 2012 indicates that as of December 30, 2011, BlackRock had sole power to direct the disposition of, and sole voting power over, 71,293,764 shares.
(3)	The Schedule 13G filed with the SEC jointly by Harris Associates L.P. (“Harris L.P.”) and Harris Associates Inc. (“Harris Inc.”) on February 14, 2012 indicates that as of December 30, 2011, both Harris L.P. and Harris Inc. had sole power to direct the disposition of, and sole voting power over, 67,239,636 shares.

Directors and Executive Officers

The following table shows the number of shares of Applied common stock beneficially owned as of December 31, 2012 by: (1) each director and director nominee, (2) each Named Executive Officer (“NEO”), and (3) the current directors and executive officers as a group.

		Shares Beneficially Owned
Name	Total Number of Shares(1)	Common Stock(2)		Right to Acquire(3)	Other Stock-Based Holdings(4)
Directors, not including the Chief Executive Officer:
Aart J. de Geus	76,887	47,570		29,317	—
Stephen R. Forrest	69,187	39,870		29,317	—
Thomas J. Iannotti	91,887	37,570		54,317	—
Susan M. James	38,079	2,883		23,894	11,302
Alexander A. Karsner	61,465	32,148		29,317	—
Gerhard H. Parker	185,171	130,854	(5)	54,317	—
Dennis D. Powell	77,687	32,102		29,317	16,268
Willem P. Roelandts	111,312	40,727		54,317	16,268
James E. Rogers	105,818	48,931		29,317	27,570
Robert H. Swan	75,777	35,158		29,317	11,302

Named Executive Officers:
Michael R. Splinter	3,425,010	1,325,010	(6)	2,100,000	—
Gary E. Dickerson	1,523,204	550,000	(7)	973,204	—
George S. Davis	781,214	381,214	(8)	400,000	—
Mark R. Pinto	910,019	406,519	(8)	503,500	—
Randhir Thakur	625,578	175,578	(8)	450,000	—
Current Directors and Executive Officers, as a Group (22 persons)	8,407,994	3,345,541	(9)	4,979,743	82,710

(1)

The total beneficial ownership for any individual and the total for the group is less than 1%. Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,196,050,716 shares of common stock outstanding as of December 31, 2012, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2012.
(2)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(3)	Includes shares that the named individual or group has the right to acquire through the exercise of vested stock options and the vesting of performance shares and restricted stock units within 60 days of December 31, 2012.
(4)	Number of shares represents restricted stock units that have vested and which, pursuant to the director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Applied Board.
(5)	Includes 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(6)	Includes (a) 302,250 shares of unvested restricted stock and (b) 300,000 shares held in a family trust.
(7)	Consists of 550,000 shares of unvested restricted stock.
(8)	Includes 17,000 shares of unvested restricted stock.
(9)	Includes 886,250 shares of unvested restricted stock.

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement. Our previous ‘say-on-pay’ proposals were supported by over 90% of the votes cast in 2012 and 2011.

Compensation Program and Philosophy

Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on variable, at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. The program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of Applied’s strategic plan.

Aligning Pay with Performance.    There was a strong alignment between key operational metrics (net sales and non-GAAP net income) and CEO compensation, both in fiscal 2012 and over the last five fiscal years. See page 21 for a chart illustrating this alignment.

Approximately 90% of Executive Officer Pay Tied to Performance.    Variable incentive compensation (cash and equity) represented approximately 90% of each NEO’s annual total direct compensation (base salary, annual incentive bonus and annual performance-based equity award) in fiscal 2012. Company and individual objectives are designed to incentivize management to proactively address cyclical industry conditions, drive strong operating performance, invest in innovation to drive future growth, and create stockholder value. Performance objectives include relative operating profit margin, operating profit, relative total shareholder return (“TSR”) performance, and adjusted earnings per share.

Fiscal 2012 Company Performance

Fiscal 2012 was a year characterized by significant fluctuations in demand for semiconductor equipment, which is Applied’s largest business, coupled with an extremely weak market environment for display and solar equipment. In this challenging environment, our management team focused on strong execution in driving operating performance, investing in technology innovation necessary for future growth, and creating stockholder value. In fiscal 2012, Applied:

•

Generated $8.72 billion in net sales as we met a large spike in semiconductor equipment demand in the second quarter from our foundry customers and as these customers began introducing increasingly complex transistor schemes into production—a trend that favors Applied’s leadership areas;

•

Addressed difficult industry conditions, with our Display segment remaining profitable in each quarter and our Energy and Environmental Solutions segment implementing a restructuring plan to reduce its cost structure and right-size the business for anticipated future market opportunities;

•	Generated $1.9 billion in operating cash flow, or 21% of revenue, reflecting strong working capital performance in a challenging operating environment;

•

Returned $1.85 billion to stockholders through $1.4 billion in share repurchases (up from $468 million in the prior year) and $434 million in cash dividends. The quarterly dividend per share increased by 13% (the third consecutive year with an increase of over 10%);

•

Completed the acquisition of Varian Semiconductor Equipment Associates, Inc., the leading supplier of ion implantation equipment to the semiconductor and solar industries, enhancing our suite of products for semiconductor transistor formation, while combining our best practices in the areas of marketing, research and development and field support—as of the end of fiscal 2012, Applied was ahead of its target for run-rate synergy savings related to Varian;

•

Appointed Gary Dickerson (former CEO of Varian) as President of Applied in June 2012, with primary responsibility for renewing focus on our growth strategy and leading important changes to strengthen our product development capabilities; and

•

Developed a plan to restructure the organization to free up resources to fund investments in Applied’s key future growth opportunities—innovation efforts are centered on meeting anticipated technology inflections in each of our product segments, with a principal focus on growing our share of the semiconductor equipment market.

Fiscal 2012 Compensation

Fiscal 2012 compensation decisions reflected Applied’s continued commitment to the alignment of pay with performance:

•	For the second consecutive year, base salaries for our NEOs were not increased, except in connection with the appointment of a new executive officer;

•	Performance-based incentives constituted approximately 90% of annual total direct compensation for our NEOs;

•

Bonus awards were determined based on the achievement of financial, operating and management objectives tied to fiscal 2012 results and the focus on long-term growth; bonuses for our NEOs who served as executive officers for all of fiscal 2012 were reduced by, on average, 13% from the target bonus amounts, principally due to the Company’s TSR and overall financial performance;

•	A relative TSR goal was added to the fiscal 2012 annual equity awards in order to more closely align long-term compensation with stockholder value; and

•	None of the equity awards granted to our NEOs in fiscal 2012 were earned (i.e., became eligible for time-based vesting) in fiscal 2012 as the pre-determined performance conditions were not met.

In addition to the above summary, stockholders are urged to read the Compensation Discussion and Analysis section, the Summary Compensation Table, and other tables and disclosures contained in this Proxy Statement for more details about our executive compensation program.

Recommendation

We are asking our stockholders to approve the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Human Resources and Compensation Committee and the Board value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles to compensate our NEOs for fiscal year 2012, and how we use our compensation program to drive performance. We believe that our actions in fiscal 2012 and in prior years demonstrate that we have effectively linked pay to performance.

Executive Summary

Overview

Applied has a strong commitment to pay for performance that we implement by aligning a significant majority of executive compensation with performance. Total compensation for each executive officer is linked to Applied’s performance in achieving financial objectives and to individual performance. The majority of cash compensation consists of annual performance-based incentives, and equity-based compensation consists entirely of performance-based equity awards that align compensation with the long-term interests of our stockholders. Company and individual objectives are designed to incentivize management to proactively address cyclical industry conditions, drive strong operating performance, invest in innovation to drive future growth, and create stockholder value.

The following highlights our approach to executive pay:

•

Aligning Pay with Performance:    The following graph demonstrates the strong correlation between key operational metrics (Applied’s annual net sales and non-GAAP net income) and the annual total direct compensation (base salary, annual incentive bonus and annual equity awards) we paid to our chief executive officer during the last five fiscal years (see the Appendix for a reconciliation of non-GAAP measures):

Note:

(1)	Fiscal 2009 annual equity award consisted of stock options, all of which have vested.

•

Approximately 90% of Executive Officer Pay Tied to Performance:    Our compensation program has three primary elements: base salary, annual incentive bonus, and performance-based equity awards. As shown by the charts below, the performance-based incentives constitute approximately 90% of annual total direct compensation for our NEOs:

*	Percentages calculated using base salary, annual incentive bonus and grant date fair value of annual performance-based equity awards (and includes a new-hire award of performance shares granted to Mr. Dickerson).

•	Other Key Compensation Practices:

•

Objective performance criteria:    Our performance-based compensation program for executive officers uses a variety of objective performance measures, including relative operating profit margin, operating profit, relative TSR performance, and adjusted earnings per share.

•

No executive pensions or perquisites:    We do not provide any executive pension or executive retirement plans, guaranteed bonuses, executive club memberships, company-paid personal travel or executive health plans.

•

Limited change of control benefits; no single-triggers:    Our plans do not provide for any benefits that would be triggered by a change of control of Applied, other than the double-trigger vesting acceleration provisions that apply to employee equity awards under the Employee Stock Incentive Plan.

•	Clawback policy: We have an incentive compensation “clawback” policy relating to reimbursement of incentive compensation from an executive officer under certain circumstances.

•	Stock ownership guidelines: We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders.

Fiscal 2012 Company Performance

Applied provides manufacturing equipment, services and software to the global semiconductor, flat panel display, solar and related industries. We believe these are some of the most exciting and important industries that exist today, enabling key products and technological advances to improve people’s lives. As a leader in these dynamic industries, Applied is subject to the cyclicality that characterizes these markets, and our fiscal 2012 results reflected this volatility. Following an exceptionally strong fiscal 2011—in which we achieved new highs for net sales and earnings per share, among other record results—demand for semiconductor equipment fluctuated significantly over the year, while market conditions for LCD TV and solar PV fabrication equipment weakened considerably due to continued manufacturing overcapacity relative to end-demand.

Although conditions in the various industries we serve were challenging, Applied maintained its focus on customer relationships and solid execution by our teams around the world, achieving consolidated orders of $8.04 billion, net sales of $8.72 billion, operating income of $411 million, and net income of $109 million or $0.09 per diluted share for fiscal 2012. Non-GAAP operating income for the year was $1.38 billion, and non-GAAP net income was $960 million or

$0.75 per share (see the Appendix for a reconciliation of non-GAAP measures). Applied generated $1.9 billion in operating cash flow, or 21% of revenue, reflecting strong working capital performance.

Despite the cyclicality, our focus on cash management enabled an increase in the quarterly dividend from $0.08 to $0.09 per share and, together with share buybacks, the return of $1.85 billion to stockholders during the year. The following graphs show our rate of dividends paid and share repurchases over the last four fiscal years.

Set forth below are some fiscal 2012 highlights for our reportable segments:

•

Silicon Systems Group (“SSG”), our largest business segment, delivered 64% of Applied’s net sales in fiscal 2012. Consumer buying patterns for mobility products contributed to a seasonality effect, with relatively strong demand for semiconductor equipment during the first half of the year, followed by a softening in the second half. SSG businesses serving transistor technology significantly benefited from spending by foundry customers. The transistor is a key area of the chip where semiconductor manufacturers are improving their device designs to enhance the performance of mobility and other electronic products, and Applied has the industry’s largest portfolio of technically-advanced products for building smaller and faster transistors.

•

Applied Global Services (“AGS”) provides spares, upgrades, services, remanufactured earlier generation equipment, and factory automation software for semiconductor, display and solar manufacturing, with product offerings intended to improve yields and provide other value-add services. As a majority of AGS’s revenue is from sales to semiconductor manufacturers, results for this business reflected the fluctuations in semiconductor wafer starts and factory utilization rates during the year.

•

The Display segment develops, manufactures and sells systems to manufacture thin film transistor LCDs for televisions, tablets, smartphones, personal computers (“PCs”) and other consumer oriented electronic applications, and is also extending its core LCD technology to enable ultra-high resolution displays for next-generation tablet PCs, and organic light-emitting diode (“OLED”) TVs. Although fiscal 2012 was characterized by the weakest level of industry investment in TV fabrication equipment in recent history, the segment’s ability to quickly adapt to the mobility trend enabled it to achieve profitable performance in this especially difficult environment.

•

Energy and Environmental Solutions (“EES”) provides manufacturing systems to produce energy-related products, particularly crystalline silicon solar PV cells and modules. Global solar PV production capacity in 2012 exceeded anticipated near-term demand, which caused PV manufacturers to significantly reduce or delay investments in manufacturing capacity and new technology, or to cease operations. Applied implemented a restructuring of EES in fiscal 2012 to reduce the segment’s cost structure and right-size the business for anticipated future market opportunities.

In the first quarter of fiscal 2012, Applied completed the purchase of Varian Semiconductor Equipment Associates, Inc., the leading supplier of ion implantation equipment to the semiconductor and solar industries. The acquisition enhanced our ability to provide semiconductor customers with a broad product portfolio for transistor formation, enabling the manufacture of higher performance chips, particularly for mobile applications.

In June 2012, to strengthen its executive team, Applied appointed Gary E. Dickerson—Varian’s former chief executive officer and a member of its board of directors—as President of Applied. Mr. Dickerson’s responsibilities include overseeing the operation and performance of Applied’s business segments, with a focus on our growth strategy and enhancing product development through finding and solving customers’ high value problems with differentiated, valuable and sustainable solutions. We also made excellent progress during the year on the integration of Varian, deploying other key talent from the Varian management team into new roles within Applied, while also combining best practices in areas such as marketing, research and development, and customer field support. As of the end of fiscal 2012, Applied was ahead of its target for run-rate synergy savings related to Varian.

Fiscal 2012 represented a period of significant change for our company. In addition to the EES restructuring noted above, we initiated a plan to restructure the global organization to free up resources to fund investments in Applied’s key future growth opportunities. These opportunities include applying our strength in precision materials engineering—which encompasses precision films, materials modification and removal, and interface engineering—to address the device performance challenges facing our customers across multiple industries and applications. Innovation efforts are centered on meeting anticipated technology inflections in each of our product segments, with a principal focus on growing our share of the semiconductor equipment market.

For fiscal 2013, Applied’s principal strategic priorities are to:

•	Grow our market share and expand our technical capabilities in wafer fab equipment by, among other things, increasing investment in research and development, and enhancing our technical field team;

•	Make targeted investments in our display and solar businesses to extend our leadership in enabling technologies; and

•	Continue to strengthen organizational capabilities in areas that are critical to Applied’s success.

Fiscal 2012 Executive Compensation

We continued to focus on our pay for performance policy in making our compensation decisions for fiscal 2012, as follows:

•	No Increases to Base Salaries: For the second consecutive year, base salaries for our NEOs were not increased, except in connection with the appointment of a new executive officer.

•

Pay for Performance:    Bonus awards were determined based on the achievement of financial, operating and management objectives tied to fiscal 2012 results and the focus on long-term growth; bonuses for our NEOs who served as executive officers for all of fiscal 2012 were reduced by, on average, 13% from the target bonus amounts, principally due to the Company’s TSR and overall financial performance.

•

Performance-based Equity:    We granted equity awards to our NEOs that are 100% performance-based in that Applied must achieve an annual adjusted operating profit margin of at least the 40th percentile within our peer group for any shares to be eligible for vesting. In order for 100% of the shares to become eligible to vest, Applied must achieve a rank of at least the 65th percentile.

In addition, in order to focus the NEOs even more intently on creating long-term stockholder value, the performance goals for fiscal 2012 annual equity awards include a target for TSR relative to companies in the Standard & Poor’s 500 Information Technology Sector Index (“S&P 500 IT Index”). Even if the performance goals are achieved, these grants will be subject to additional time-based vesting requirements.

Due to the challenging nature of the performance goals, the difficult industry environment and Applied’s relative performance in fiscal 2012, none of the performance-based equity awards granted in fiscal 2012, nor any of the previously unearned awards granted in fiscal 2010, have become eligible for time-based vesting.

Further details about these practices and the reasons behind them are discussed below under “Base Salaries,” “Annual Incentive Bonus Opportunities” and “Fiscal 2012 Equity Awards,” as well as under “Additional Information Regarding NEO Compensation.”

For fiscal 2013:

•	Total NEO pay continues to consist primarily of performance-based incentives;

•	Performance objectives for NEOs are aligned with Applied’s fiscal 2013 strategic priorities;

•	All equity grants to the NEOs are 100% performance-based and depend upon the achievement of levels of relative adjusted operating profit margin and TSR; and

•	NEO base salaries were not increased.

Our NEOs are:

•	Michael R. Splinter, Chairman of the Board, Chief Executive Officer

•	Gary E. Dickerson, President

•	George S. Davis, Executive Vice President, Chief Financial Officer

•	Mark R. Pinto, Executive Vice President, General Manager Energy and Environmental Solutions

•	Randhir Thakur, Executive Vice President, General Manager Silicon Systems Group

Mr. Dickerson joined Applied following our acquisition of Varian Semiconductor Equipment Associates, Inc. in November 2011 and was appointed President in June 2012.

Overview of Compensation Program and Philosophy

Our executive compensation program has three principal objectives:

(1) attract, motivate, reward and retain highly talented officers and other key employees;

(2) motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3) support Applied’s core values and culture.

We seek to achieve these objectives by:

•	providing compensation that is competitive with the practices of other leading, high technology companies; and

•	linking rewards to business and individual performance by:

•	setting challenging performance goals for our officers and other key employees;

•	providing short-term and long-term incentives for achieving these goals; and

•	providing equity incentives intended to motivate our officers and key employees to increase long-term stockholder value while aligning with stockholders’ interests.

The Human Resources and Compensation Committee (the “Committee”) uses these principles to determine base salaries, short-term incentives (cash bonuses) and long-term incentives (equity). The Committee also considers Applied’s business objectives, corporate considerations (including internal equity and affordability), the skills and experience of the executive, competitive practices and trends, and regulatory requirements. The Committee considers the results of the annual advisory ‘say-on-pay’ vote and stockholder feedback. At our 2012 Annual Meeting, a substantial majority (92.3%) of our stockholders approved the NEO compensation program described in our 2012 proxy statement (the second consecutive year of over 90% support). Based on this strong stockholder support, the Committee has continued to implement this pay for performance program.

Role and Authority of the Human Resources and Compensation Committee

The Committee has a written charter approved by the Board that specifies the Committee’s duties and responsibilities (available on Applied’s website at http://www.appliedmaterials.com/investor-relations/corporate-governance/hr-compensation-committee). Under this charter, the Committee oversees our executive compensation program, reviews and approves the compensation philosophy for all employees, and reviews and approves the compensation of members of the

Board, the NEOs and other executive officers. The Committee also oversees Applied’s strategic human resources programs, including executive development and succession planning, major employee benefit plans, and equity compensation plans.

Each member of the Committee is independent, as determined under Nasdaq, SEC, and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board and Committee Meetings” for more information about the Committee.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2012, the Committee continued to engage Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy reports directly to the Committee and not to management. Semler Brossy is independent from Applied, has not provided any services to Applied other than to the Committee, and receives compensation from Applied only for services provided to the Committee. The Committee assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy has not raised any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are to:

•	advise on aligning pay and performance;

•	review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and severance arrangements, if any;

•	advise on trends in executive compensation;

•	provide recommendations regarding the composition of our peer group;

•	analyze peer group proxy statements, compensation survey data, and other publicly available data (and apply its experience with other companies to this analysis); and

•	perform any special projects requested by the Committee.

The Committee typically asks Semler Brossy to attend the Committee’s meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the Committee’s Chair outside of Committee meetings. Semler Brossy also meets with management to gather information and review proposals. Semler Brossy is expected to remain the Committee’s independent consultant until determined otherwise by the Committee or Semler Brossy.

Role of Executive Officers and Management in Compensation Decisions

The Committee typically invites Mr. Splinter and/or other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings and also regularly holds executive sessions without management present. Mr. Splinter, together with the Committee, assesses the performance of our executive officers. Mr. Splinter presents to the Committee his evaluation of each executive officer’s performance over the past year and makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and equity awards for executive officers. The Committee can reject, modify or accept these recommendations. The Committee considers input from Semler Brossy before making decisions. The Committee typically discusses proposals for Mr. Splinter’s compensation package with him, but always makes final decisions regarding his compensation when he is not present.

In formulating its compensation recommendations for fiscal 2012, management considered data primarily from a professional survey conducted by Radford Survey + Consulting, as well as publicly available information about the peer group provided by Semler Brossy or by management.

Elements of Compensation

The primary elements of our compensation program consist of base salary, annual incentive bonuses, and annual performance-based equity awards. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits, and other benefits programs that are generally available to all employees. These primary elements were chosen after considering a number of factors, including competitive pay practices in our peer group and our desire to drive continuous improvement in operational and financial performance. Each primary element is intended to support one or more of the principal objectives of our compensation philosophy, and the Committee regularly reviews and assesses these elements.

In setting compensation levels for each NEO, the Committee considers each element of compensation, the compensation package as a whole, and the executive’s achievements and expected future contributions to our business. For fiscal 2012, as in prior years, the Committee reviewed total compensation tally sheets that set forth total compensation estimates for the NEOs over the next three years. These tally sheets included information on salary and bonus, accumulated equity, projected equity, retirement and deferred compensation, together with forecasts of compensation, if any, due upon termination of employment. The Committee used the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation.

Fiscal 2012 Peer Group Companies

The Committee compares our executive compensation program, including base salary, total cash compensation and equity awards, with compensation paid by a peer group consisting of a broad range of high technology companies with which Applied typically competes for executive talent. For fiscal 2012, the Committee used the following peer group:

Advanced Micro Devices, Inc.	Harris Corporation	NetApp, Inc.

The AES Corporation	Intel Corporation	Qualcomm Inc.

Agilent Technologies, Inc.	Juniper Networks, Inc.	SanDisk Corporation

Broadcom Corporation	KLA-Tencor Corporation	Seagate Technology

Cisco Systems, Inc.	Lam Research Corporation	SunPower Corporation

Corning Inc.	Micron Technology, Inc.	Texas Instruments Inc.

EMC Corporation	Motorola Solutions, Inc.	Western Digital Corporation

First Solar, Inc.

In assembling the fiscal 2012 peer group, the Committee considered companies that met the following criteria: (1) technology companies with manufacturing operations; (2) companies whose revenues were approximately one-half to two times that of Applied; (3) companies with global operations that disclose executive compensation pursuant to SEC rules; (4) companies that compete with Applied for key talent; and (5) companies based in the U.S. with significant levels of resources dedicated to research and development as a percentage of revenue. The companies above met most of these criteria; in addition, certain of the companies were among Applied’s principal U.S. competitors or Applied’s top U.S. customers. The fiscal 2012 peer group is unchanged from fiscal 2011, except that Motorola Mobility Holdings, Inc. was removed from the fiscal 2012 peer group after it was acquired by Google, Inc. in May 2012. Additional changes made to the peer group for fiscal 2012 included the removal of Apple, Inc., whose revenues significantly exceeded that of Applied and with which Applied does not compete for key talent, and the addition of Cisco Systems, Inc., with which Applied does compete for key talent. The Committee may make other changes in the peer group as it deems appropriate in the future.

Data gathered on the peer group include base salary, bonus, targeted cash compensation, equity awards and total direct compensation. Management and the Committee use this survey data to assess the compensation levels paid by our peer group and the levels paid within the targeted percentile range discussed below. Deferred compensation plans and other benefits generally are not considered. The peer group data is gathered from the sources described in “Role of Executive Officers and Management in Compensation Decisions” above.

Total Direct Compensation

In fiscal 2012, the Committee evaluated the annual total direct compensation (cash compensation plus annual equity awards) of each NEO, targeting a range within the 50th to the 75th percentile of Applied’s peer group for each NEO’s total direct compensation, but not a particular point within the range. The Committee believes that seeking to pay within this range furthers our goals of attracting, rewarding and retaining highly talented individuals, and motivating them to achieve goals that enhance stockholder value. Targeting a percentile range for total direct compensation allows the Committee to meet Applied’s objectives while retaining flexibility to tailor compensation based on individual circumstances. However, each individual element of compensation varies and is not necessarily targeted to a percentile range. For both cash compensation and equity incentives, the Committee may vary from the targeted range, depending on the NEO’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions. Assessments of the job performance of NEOs other than Mr. Splinter are based on Mr. Splinter’s determination of that NEO’s achievement of stated business goals, as well as Mr. Splinter’s subjective evaluation of the NEO’s contributions, leadership abilities, demonstration of Applied’s core values, skills, and future potential. In assessing Mr. Splinter’s job performance, the Committee considers similar factors. Actual pay results may be outside of this targeted range due to the performance of the NEO and/or Applied, as performance-driven incentive compensation comprises the largest part of our compensation program.

Total Cash Compensation: Base Salaries and Annual Incentive Bonus Opportunities

Base salaries and bonus opportunities are designed to attract, motivate, reward and retain executive talent, as well as align pay with performance. At the beginning of each fiscal year, the Committee determines each officer’s targeted total cash compensation (salary, plus bonus payable at 100% achievement of performance goals—which we refer to as “target bonus”).

Base Salaries

Base salaries are intended to reward executives on a day-to-day basis for their time and services. The Committee did not increase or otherwise change NEO base salaries for fiscal 2012, except in connection with the appointment of Mr. Dickerson as President in June 2012. The Committee, in consultation with management, decided that continuing base salary amounts from fiscal 2011 met the goal of sufficiently rewarding executives for their time and service, was sufficiently competitive to provide adequate retention value, and allowed Applied to continue its focus on weighting NEO cash compensation toward performance-based incentives. In determining Mr. Dickerson’s compensation at the time of his appointment as President, the Committee considered Mr. Dickerson’s impressive track record of developing innovative new products to enable customers’ success and delivering strong financial performance and stockholder value. The Committee also considered his responsibilities as President in overseeing the operations of Applied’s four business segments and the base salaries paid to individuals in the same or a similar role at peer companies, as well as input from Semler Brossy. Mr. Dickerson’s base salary has not changed since his appointment as President.

See the Summary Compensation Table for the base salaries paid to our NEOs for fiscal 2012, and see “Additional Information Regarding NEO Compensation” below for more information on base salaries and bonuses.

Annual Incentive Bonus Opportunities

Senior Executive Bonus Plan

Overview.    The Senior Executive Bonus Plan (the “Bonus Plan”) is a stockholder-approved annual bonus program for certain senior executives, including our NEOs. The Bonus Plan is designed to encourage and reward achievement of Applied’s business goals and to attract and retain highly talented individuals. Bonuses under this plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code and are paid only to the extent that performance goals actually are achieved. For fiscal 2012, all of our NEOs participated in the Bonus Plan, except for Mr. Dickerson. Mr. Dickerson was not eligible to participate in the plan for fiscal 2012 due to the timing of his appointment as President, and he instead participated in the Applied Incentive Plan (see “Applied Incentive Plan” below). Mr. Dickerson will participate in the Bonus Plan for fiscal 2013.

For fiscal 2012, as in prior years, the Committee determined (i) the target bonus amount for each NEO and (ii) initial and secondary performance goals. The performance goals were chosen from the various goals listed in the Bonus Plan, subject to adjustments by the Committee, as permitted under the Bonus Plan. Upon achievement of the initial performance goal, the bonus for each NEO would become payable up to a maximum amount, but the actual bonus paid still depended on the achievement of secondary performance goals, as well as the level of funding of the Bonus Plan.

Fiscal 2012 Target Bonus Amounts.    For fiscal 2012, Mr. Splinter consulted with management and then recommended to the Committee target bonus amounts, expressed as a percentage of base salary, for each of the NEOs other than himself (Mr. Splinter’s target bonus amount was set by the Committee). In making these recommendations, Mr. Splinter relied on a variety of factors, including publicly available data and market survey data as described above, as well as his assessment of individual performance, current and anticipated contributions by each NEO, and overall economic and business conditions. The recommendations for fiscal 2012 were unchanged from the fiscal 2011 target bonus amounts. After consideration and discussion, the Committee accepted these recommendations. The Committee believed that these target bonus amounts were consistent with our philosophy of linking pay to our performance and helped us reach our target annual total direct compensation of within the 50th to 75th percentile range relative to the peer group.

Fiscal 2012 Initial Performance Goal under the Bonus Plan.    For any bonus to be payable, the Company must achieve the initial performance goal specified by the Committee. For fiscal 2012, the Committee chose the achievement of adjusted operating profit as the initial performance goal under the Bonus Plan. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that excludes certain items from operating profit determined in accordance with GAAP. If positive adjusted operating profit is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (1) $5 million, (2) 3x the target bonus, and (3) 0.4% of adjusted operating profit for each NEO other than Mr. Splinter, for whom this maximum is 0.8% of adjusted operating profit.

Funding of Bonus Plan.    If the initial performance goal is achieved, the Committee then reviews the achievement of adjusted earnings per share (“adjusted EPS”) to determine the funding level of the Bonus Plan. Adjusted EPS is a non-GAAP measure and excludes certain charges.

Fiscal 2012 Secondary Performance Goals under the Bonus Plan.    The Committee also determines secondary performance goals for each NEO that apply if and only if the initial performance goal is met. At the time the performance goals were set, the Committee expected that each NEO’s actual fiscal year bonus would be substantially lower than the maximum payment permitted under the Bonus Plan upon the achievement of the initial performance goal. In particular, the secondary performance goals were intended to reduce the bonus amount from the maximum available. Even if the performance goals were fully achieved, the Committee had discretion to decrease (but not increase) bonuses under the Bonus Plan from the maximum amounts available. The secondary performance goals create additional incentive for our NEOs since at least some of the secondary performance goals must be achieved in order for any bonus to be payable to an NEO. If none of the secondary performance goals is achieved, no bonus becomes payable to the NEO. The Committee believes that this dual-level performance framework appropriately emphasizes adjusted operating profit, which is one of our most important measures of financial performance, while providing necessary flexibility to focus on the achievement of key business imperatives.

For fiscal 2012, in developing the secondary performance goals and their weightings, management considered the importance of common company-wide goals and analyzed the relative importance of each goal to Applied’s business strategy, whether a particular goal was appropriate for a specific NEO, and the anticipated difficulty of achieving the goals in the aggregate. Beginning in fiscal 2012, we developed company-wide goals that were shared by all NEOs in order to emphasize effective cross-functional performance and a culture of collaboration. In developing individual goals, Mr. Splinter’s goals were developed first, and the other NEOs’ individual goals were then set to support the goals of the Company and Mr. Splinter’s individual goals, and to further the key objectives for their respective areas of responsibility. The Committee considered and provided input on performance goals and weightings initially proposed by management, which was incorporated into the final goals and weightings that subsequently were presented to, and approved by, the Committee.

For fiscal 2012, the Committee determined that common company-wide goals of adjusted EPS, TSR, employee engagement and the successful integration of Varian were appropriate metrics for all NEOs. In addition, each NEO had financial objectives intended to contribute to driving improved profitability and business unit-specific objectives and to reflect their influence over both Applied’s overall performance and their individual business units. See “Additional Information Regarding NEO Compensation” below for a discussion of each NEO’s secondary performance goals.

Determining Actual Fiscal 2012 Bonuses under the Bonus Plan.    In fiscal 2012, Applied achieved an adjusted operating profit of $1.38 billion, resulting in achievement of the initial performance goal under the Bonus Plan. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that excludes certain items from operating profit. Items excluded from fiscal 2012 operating profit determined in accordance with GAAP were those associated with acquisitions, integration and deal costs, goodwill impairments, and restructuring and asset impairment charges. The Bonus Plan provides for the exclusion of certain charges, and the Committee believed these specific fiscal 2012 adjustments were appropriate to better evaluate the operating and financial performance of the Company.

To determine the funding available under the Bonus Plan, the Committee analyzed the achievement of adjusted EPS, which was $0.75 for fiscal 2012. Adjusted EPS is a non-GAAP measure, and for fiscal 2012 excluded certain charges such as items associated with acquisitions, integration and deal costs, goodwill impairments, restructuring and asset impairment charges, and impairment of strategic investments, as well as the income tax effect on these adjustments, the resolution of audits of prior years’ income tax filings and the reinstatement of federal R&D tax credit. A reconciliation of this adjusted non-GAAP financial measure to our financial results prepared in accordance with GAAP is included in the Appendix. Funding the Bonus Plan at 1.0x required an adjusted EPS for fiscal 2012 within a range of $0.75 to $0.95, and an adjusted EPS above or below this range would have increased or decreased the multiplier. The actual adjusted EPS of $0.75 resulted in a multiplier of 1.0x for funding of the Bonus Plan.

In determining a bonus amount that it believed was appropriate for each NEO, the Committee reviewed the achievement levels of the secondary performance goals and considered the weighting with respect to each NEO’s goals, rather than mechanically applying a formula. The Committee analyzed the achievement of company-wide goals, as well as each NEO’s achievement of his secondary goals, by reviewing actual performance against goals previously approved by the Committee. For fiscal 2012, the Committee also considered the achievement of TSR and overall financial performance, as well as internal equity and the significant contributions of certain NEOs’ business units. Based on its assessment of the Company’s TSR and overall financial performance, the Committee decided to reduce bonuses awarded to the NEOs who served as executive officers for all of fiscal 2012 by, on average, 13% below their target bonus amounts. See “Additional Information Regarding NEO Compensation” below for a discussion of each NEO’s achievement of secondary performance goals.

The table below shows for each NEO: (1) the target bonus amounts (expressed both as a percentage of base salary and as a dollar amount) based on the bonus percentages established by the Committee for fiscal 2012, (2) the maximum amount payable under the Bonus Plan equal to the lowest of: $5 million, 3x the target bonus and 0.4% of adjusted operating profit for each NEO, other than Mr. Splinter, for whom this maximum is 0.8% of adjusted operating profit, and (3) the actual fiscal 2012 bonus amount approved by the Committee. Under the Bonus Plan, no annual bonus may exceed $5 million for any individual, even if the level of adjusted operating profit achieved would allow for a higher bonus.

Name	Target Bonus (% of base salary)	Target Bonus ($)	Maximum Bonus Payable(1)	Actual Bonus Amount Paid ($)
Michael R. Splinter	175%	$1,715,000	$5,000,000	$1,500,000
George S. Davis	135%	$776,250	$2,328,750	$698,000
Mark R. Pinto	135%	$776,250	$2,328,750	$630,000
Randhir Thakur	135%	$776,250	$2,328,750	$698,000

(1)	Based on Applied’s fiscal 2012 adjusted operating profit of $1.38 billion, the maximum bonus payable for fiscal 2012 would have been $11.0 million for Mr. Splinter and $5.5 million for each of the other participating NEOs (representing 0.8% and 0.4%, respectively, of such adjusted operating profit). However, under the Bonus Plan, the maximum annual bonus payable is the lower of $5 million and 3x the NEO’s target bonus.

Applied Incentive Plan

The Applied Incentive Plan (the “AIP”) is a corporate bonus plan in which certain executive officers and other employees participate. AIP participants are each assigned a target bonus amount, expressed as a percentage of base salary. The overall funding of the bonus pool available under the AIP is determined by the Committee, based on adjusted EPS, similar to the Bonus Plan. Each executive officer who participates in the AIP has financial objectives that contribute to driving improved profitability, as well as other strategic objectives. An individual participant’s bonus award generally is determined based on his or her performance assessment and target bonus amount, and the overall bonus pool available under the AIP.

In connection with Mr. Dickerson’s appointment as President in June 2012, the Committee determined that his target bonus amount would be 150% of his base salary, pro-rated based on the length of his service as an executive officer through the end of fiscal 2012. The fiscal 2012 adjusted EPS of $0.75 resulted in a multiplier of 1.0x for the funding of the bonus pool available under the AIP. In the first quarter of fiscal 2013, the Committee reviewed Mr. Dickerson’s performance during fiscal 2012, as well as Applied’s fiscal 2012 adjusted EPS, and awarded Mr. Dickerson a bonus of $550,000, after prorating his bonus amount for his service from June 2012 through the end of fiscal 2012. Mr. Dickerson will participate in the Bonus Plan for fiscal 2013.

Long-Term Equity Incentive Compensation

Overview.    Applied’s equity program is intended to provide a long-term incentive to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests to maximize long-term stockholder value.

When Awards are Granted.    The Committee grants equity awards to NEOs under our stockholder-approved Employee Stock Incentive Plan. For fiscal 2012, all NEOs, except for Mr. Dickerson, received a grant of equity awards in December 2011. Mr. Dickerson was granted equity awards upon his appointment as President in June 2012. Mr. Davis and Dr. Thakur were also granted equity awards for retention purposes in June 2012.

The Committee has not granted, nor does it intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Allocation Among Different Types of Equity Awards.    The Committee seeks a balance between awards that provide more predictable value, such as performance shares, and awards that provide high incentive value, such as options. In considering whether to grant performance shares, stock options, other types of awards, or a combination of awards during any fiscal year, the Committee considers both current and expected incentive and retention needs, market competitiveness and business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and the NEOs, as well as the value of awards already held by the NEOs. The Committee and management regularly monitor the environment in which Applied operates and make changes to our equity program to help us meet our goals, which include achieving long-term stockholder value and attracting, motivating and retaining top talent. Mr. Splinter makes recommendations with respect to the type and size of equity awards, other than for himself. The Committee then determines individual grants to each NEO, with consideration given to Mr. Splinter’s recommendations, as well as the size and value of unvested equity awards held by the NEO, the NEO’s job performance and contributions to Applied’s success, skill set, prior experience, time in his position, internal equity, pressures to attract and retain talent, market competitiveness, and business conditions and strategies.

We continued to use our equity compensation program judiciously in fiscal 2012. Our gross burn rate (calculated using Institutional Shareholder Services’ (“ISS”) methodology for calculating burn rate, as a percentage of our total outstanding shares) was 4.4% for fiscal 2012. Our three-year average annual gross burn rate was 3.5% for the period ending in fiscal 2012, which was well below the ISS burn rate cap of 6.58% that applies to our industry for 2013. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our equity compensation plan.

Fiscal 2012 Equity Awards

Annual Performance-Based Equity Awards

We believe that performance-based equity awards provide executives with a compelling incentive to achieve strong operating results. In December 2011, the Committee granted equity awards for fiscal 2012 to all NEOs that require the achievement of a relative operating profit margin goal plus additional time-based vesting, and provide an incentive tied to the achievement of a TSR goal. Further, even if the performance goals are achieved, additional time-based vesting requirements help align the interests of our NEOs with those of stockholders over the longer term and assist in retaining the executive. For fiscal 2012, Mr. Splinter received a grant with a target of 575,000 shares, and Mr. Davis and Drs. Pinto and Thakur each received a grant with a target of 250,000 shares. Mr. Dickerson received performance-based awards when he was appointed President in June 2012, which awards are described under “Performance-Based New-Hire and Retention Awards” below.

In determining the grant sizes for fiscal 2012, the Committee considered each NEO’s equity grant as a component of his total direct compensation. The Committee did not increase the target size of the annual fiscal 2012 grants for Mr. Davis and Drs. Pinto and Thakur over those granted in fiscal 2011 because the Committee, in consultation with management, decided that the target sizes provided sufficient performance-based equity incentives to align compensation with the long-term interests of our stockholders. The Committee, in consultation with management, determined that the value of Mr. Splinter’s equity awards granted in fiscal 2011 and in prior years that were scheduled to vest over the course of the following three years were not sufficient to reward his performance and to provide retention incentive for him. For example, despite Applied’s strong performance in fiscal 2011, Mr. Splinter’s fiscal 2011 equity grant was 25% below the 50th percentile for a chief executive officer among our peers. As a result, at the beginning of fiscal 2012, the Committee increased the size of the equity award granted to Mr. Splinter over that granted in fiscal 2011.

Annual Adjusted Operating Profit Margin Goal.    In order for the NEO’s fiscal 2012 equity awards to become eligible for time-based vesting, Applied must achieve: (1) positive annual adjusted operating profit margin in any one of fiscal years 2012, 2013, 2014 or 2015, and (2) targeted levels of relative annual adjusted operating profit margin for that same year. We believe these goals are appropriate in light of the cyclical nature of the industries in which we operate. For purposes of calculating fiscal 2012 annual adjusted operating profit margin, the Committee excluded certain charges such as items associated with goodwill impairments and restructuring and asset impairment charges. Assuming the performance goals are met, the NEO must also remain an employee for four years from the grant date in order for all of the shares to vest.

The number of shares eligible to vest (or earned) is determined based upon relative annual adjusted operating profit margin, with no shares eligible to vest unless Applied’s annual adjusted operating profit margin is positive and achieves a rank within the peer group of at least the 40th percentile.

Percentile Rank of Operating Profit Margin	Percentage of Shares that Become Eligible to Vest
65th +	100%
60th – 64th	85%
55th – 59th	70%
50th – 54th	55%
45th – 49th	40%
40th – 44th	25%
Below 40th	0%

For fiscal 2012, Applied’s annual adjusted operating profit margin was ranked at the 36th percentile of the peer group. As a result, none of the fiscal 2012 performance-based equity awards became eligible to vest. The fiscal 2012 awards may be earned in one or more of fiscal years 2013 to 2015, after which they are forfeited if the required performance goals are not achieved. Similarly, fiscal 2010 awards that did not meet applicable annual adjusted operating profit margin requirements did not become eligible to vest; these awards may be earned in fiscal 2013, after which they are forfeited if the required performance goals are not achieved. All fiscal 2011 awards were earned, based on fiscal 2011 performance. The Committee believes that these challenging performance requirements for vesting demonstrate our commitment to pay for performance and stockholder alignment.

Total Shareholder Return Goal.    In order to focus the NEOs even more intently on creating long-term stockholder value, for the fiscal 2012 performance-based equity awards, the Committee included an additional incentive tied to targeted levels of TSR relative to a peer group comprised of companies in the S&P 500 IT Index. The TSR goal requires, as a threshold, that Applied’s annual adjusted operating profit margin is positive and achieves a rank within the peer group of at least the 40th percentile. In this way, if additional shares become eligible to vest under the TSR goal, NEOs will be rewarded not only for achieving strong operating results, but also for creating meaningful additional stockholder value.

If annual adjusted operating profit margin goals are achieved and Applied’s relative TSR for the two-year period ending on the last day of fiscal 2013 is at least the 60th percentile of the S&P 500 IT Index, then additional shares will become eligible for time-based vesting, expressed as a percentage of the number of shares earned under the annual adjusted operating profit margin goal, as set forth below.

Percentile Rank of Total Shareholder Return	Percentage of Additional Shares that Become Eligible to Vest
75th +	50%
71st – 75th	40%
66th – 70th	30%
60th – 65th	20%
Below 60th	0%

Depending on the level of achievement of both the relative operating profit margin and TSR goals, the number of shares that may become eligible to vest under the time-based schedule ranges from 0% to 150% of the target number. In order for the maximum number of shares to become eligible to vest, annual adjusted operating profit margin must be at the 65th percentile or higher within the applicable peer group, and TSR must be at the 75th percentile or higher within the S&P 500 IT Index.

Time-Based Vesting.    In addition to achieving the above performance goals, the NEO must remain an employee of Applied through December 19, 2015 in order for all of the shares awarded in fiscal 2012 to vest. We believe that these performance goals and the vesting schedule demonstrate Applied’s commitment to pay for performance and the judicious use of our long-term equity incentive program.

Performance-Based New-Hire and Retention Awards

In connection with Mr. Dickerson’s appointment as President in June 2012, the Committee granted him a new-hire equity award with a target of 500,000 performance shares, which, similar to the performance-based equity awards granted to other NEOs in December 2011, requires the achievement of (1) positive annual adjusted operating profit margin, and (2) the same targeted levels of relative annual adjusted operating profit margin (as compared to the fiscal 2012 peer group) as the annual equity awards granted to other NEOs described above. This award is subject to additional time-based vesting requirements. Due to the timing of the grant, the annual adjusted operating profit margin used to determine the achievement of the performance goals will be measured at the end of the second quarter in fiscal years 2013, 2014, 2015 and 2016. The Committee believed that this performance period was more appropriate for Mr. Dickerson’s performance shares in that it is consistent with the award’s four-year, time-based vesting schedule.

The Committee also included for this award of performance shares the additional goal of targeted levels of TSR relative to the S&P 500 IT Index peer group. This goal is similar in all respects to the TSR goal described above that applies to the December 2011 equity awards granted to other NEOs, except that Applied’s relative TSR will be measured for the two-year period ending the second quarter of fiscal 2014. Depending on the level of achievement of the specified performance goals, the number of shares that may become eligible to vest under the time-based schedule ranges from 0% to 150% of the target number. In order for the maximum number of shares to become eligible to vest, annual adjusted operating profit margin must be at the 65th percentile or higher within the peer group, and TSR must be at the 75th percentile or higher within the S&P 500 IT Index.

Additionally, the Committee granted Mr. Dickerson 550,000 shares of performance-based restricted stock, which is intended to provide additional retention incentives and to replace the economic value of the severance benefits Mr. Dickerson will forgo by not terminating his employment with Applied before May 11, 2013. Under a change in control agreement adopted by Varian (the “Varian Change in Control Agreement”) prior to its acquisition by Applied, if Mr. Dickerson terminates employment with Applied before May 11, 2013, he will be entitled to a payment equal to 299% of his pre-merger salary and bonus, as well as certain other benefits (see “Employment Agreements and Severance Benefits—Varian Change in Control Agreement”). The restricted stock award requires that Applied achieve an adjusted operating profit margin of at least 10% in any of the one-year periods ending in the second quarter of fiscal years 2013, 2014 or 2015. If this goal is achieved, the shares are scheduled to vest in three annual installments of 40%, 40% and 20% over three years ending June 19, 2015 (assuming continued employment by Mr. Dickerson through each vesting date). This award accrues dividends that are not payable to Mr. Dickerson until the vesting of the underlying shares of restricted stock. As Mr. Dickerson’s restricted stock award is intended to replace the economic value of his severance benefits under the Varian Change in Control Agreement, the first installment of the award is not scheduled to vest until June 19, 2013 (after the expiration of his benefits under the Varian Change in Control Agreement), and the double-trigger vesting acceleration provisions that generally apply to employee equity awards under the Employee Stock Incentive Plan, as described below under “Separation Arrangements and Change of Control Benefits,” do not apply to Mr. Dickerson’s restricted stock grant.

In June 2012, Mr. Davis and Dr. Thakur each also received a grant of performance-based equity awards. After considering each of their vested and unvested equity holdings, the Committee decided to grant Mr. Davis and Dr. Thakur an award with a target of 100,000 and 300,000 performance shares, respectively. Each of these grants is similar in all respects, including the positive relative annual adjusted operating profit margin and relative TSR goals and performance periods, to Mr. Dickerson’s award of performance shares. The Committee intended these awards to provide additional incentive for Mr. Davis and Dr. Thakur to remain at Applied and to continue contributing to its success following the integration of Varian and the appointment of Mr. Dickerson as President.

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 Plan”) allows our NEOs and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. The 2005 Plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under Applied’s 401(k) savings plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. Applied offers the 2005 Plan as a competitive practice to help us attract and retain top talent, and we reevaluate this plan from time to time. Amounts credited to the 2005 Plan are credited with deemed interest, but Applied does not provide matching or other employer contributions under this plan. Due to its conservative design, including that the plan does not provide above-market or preferential earnings on deferred compensation, the benefits provided under the plan are not considered a material element of an NEO’s overall compensation package. See “Nonqualified Deferred Compensation” below for more information about the 2005 Plan.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

During fiscal 2012, substantially all U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. We do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees except for: (a) the 401(k) plan, or (b) as required in certain countries outside the United States for legal or competitive reasons.

Applied offers a number of other benefits programs to a broad base of eligible employees, including: a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plans, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs, educational assistance, employee assistance program, and certain other country-specific benefits.

The 401(k) plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and the Committee believes that these programs generally enhance employee productivity. The main objectives of Applied’s benefits programs are to give our eligible employees access to health care, financial assistance with survivor and disability benefits, assistance in achieving retirement financial goals and enhanced health and productivity, and to support global workforce mobility, in full compliance with applicable legal requirements. These benefits are not considered by the Committee in determining an individual NEO’s total compensation.

Applied annually benchmarks its overall benefits programs, including the 401(k) plan, but excluding the 2005 Plan, against our peers. Applied generally targets its overall broad-based benefits programs, excluding the 2005 Plan, at approximately the market median, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) plan against plans of other technology companies.

Stock Ownership Guidelines

We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. The guidelines require achieving the following investment in Applied stock within five years from the individual’s initial election or appointment:

Position	Required Investment Level
CEO	5x base salary
Other NEOs	3x base salary
Non-employee Directors	$325,000 in value

At the end of fiscal 2012, all of the NEOs whose five-year ownership deadline had passed had met the stock ownership guidelines. Applied has an insider trading policy that, among other things, discourages hedging and speculation by prohibiting insiders from short sales and trading in publicly listed options for Applied shares. During fiscal 2012, none of the shares of Applied stock held by our executive officers or directors were pledged as collateral.

Clawback Policy

We have an incentive compensation “clawback” policy under which the Board may require reimbursement of incentive compensation from an executive officer in the event the officer’s wrongdoing is determined to be the primary cause of a material negative restatement of the Company’s financial results. We believe that by providing Applied with the appropriate power to recover incentive compensation paid to an executive officer in this situation, Applied demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Under our clawback policy, if the Board determines that a material negative financial restatement was caused primarily by an NEO’s intentional misconduct, it may require reimbursement from the NEO. The extent of the compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three-year, look-back period.

Additional Information Regarding NEO Compensation

The following discussion provides additional information regarding fiscal 2012 compensation decisions relating to each NEO. See also compensation reported in the Summary Compensation Table below.

Michael R. Splinter.    Mr. Splinter’s targeted total direct compensation for fiscal 2012 was determined in accordance with our compensation philosophy described above, including as compared to peer group practices. This was the same process for each of our NEOs. In setting Mr. Splinter’s targeted total direct compensation, the Committee considered that the CEO significantly and directly influences Applied’s overall performance. Mr. Splinter’s total direct compensation was 5% below the 50th to 75th percentile targeted range for fiscal 2012. Mr. Splinter’s compensation is higher than the compensation of our other NEOs due to the distinctive nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers.

Mr. Splinter’s base salary was not increased for fiscal 2012. Mr. Splinter’s target bonus for fiscal 2012 remained 175% of his base salary. For fiscal 2012, Mr. Splinter was granted annual performance-based equity awards with a target of a total of 575,000 shares.

In determining a bonus amount for fiscal 2012 that it believed was appropriate for Mr. Splinter, the Committee reviewed the achievement of company-wide goals, as well as Mr. Splinter’s achievement of his secondary goals, as set forth below.

Fiscal 2012 Secondary Performance Goals	Relative Weightings	Achievement
(1) Customer satisfaction objectives	10%	Exceeded
(2) Operating performance objectives	10%	Fully Achieved
(3) Succession planning	10%	Exceeded
(4) New product market penetration	15%	Partially Achieved
(5) Growing fiscal 2012 market share	15%	Partially Achieved
Company-wide goals:
(6) Adjusted EPS targets	10%	Fully Achieved
(7) Employee engagement objectives	10%	Exceeded
(8) Varian integration targets	10%	Exceeded
(9) Total shareholder return goals	10%	Not Achieved

Taking into consideration the level of achievement of company-wide goals and Mr. Splinter’s secondary performance goals, the Committee awarded him a bonus that was 13% below his target bonus amount.

The Committee believed Mr. Splinter’s overall fiscal 2012 compensation was appropriate based on his responsibilities as Chief Executive Officer and the fact that the largest element of his compensation was performance-based. The following table shows Mr. Splinter’s annual compensation for fiscal 2012 and fiscal 2011:

Annual Compensation	Fiscal 2012	Fiscal 2011
Base Salary	$980,000	$980,000
Annual Incentive Bonus	$1,500,000	$3,020,000
Annual Total Cash Compensation	$2,480,000	$4,000,000
Change in Annual Total Cash Compensation from Fiscal 2011	-38%	—
Annual Equity Award Target(1)	$6,727,500	$5,543,000
Percentage of Annual Equity Award Earned as of end of Fiscal 2012(2)	0%	100%
Annual Total Direct Compensation	$9,207,500	$9,543,000

(1)	Represents grant date fair value of target number of shares of annual equity awards (not cash actually received).
(2)	All earned shares are subject to additional time-based vesting requirements. No fiscal 2012 shares were earned in fiscal 2012; these shares may be earned in one or more of fiscal years 2013 to 2015, after which they are forfeited if the required performance goals are not achieved.

Gary E. Dickerson.    Mr. Dickerson joined Applied following its acquisition of Varian in November 2011 and was appointed President in June 2012. In connection with his appointment as President, Mr. Dickerson received a new-hire equity award with a target of 500,000 performance shares and an award of 550,000 shares of performance-based restricted stock, each of which required achievement of performance goals and additional time-based vesting. As discussed above, the performance-based restricted stock award is intended to provide additional retention incentives and to replace the economic value of severance benefits that Mr. Dickerson will forgo by not terminating his employment with Applied before May 11, 2013.

In determining a bonus amount that it believed was appropriate for Mr. Dickerson, the Committee considered his performance in fiscal 2012, as well as Applied’s adjusted EPS, and awarded Mr. Dickerson $550,000, prorating his bonus amount for his service from June 2012 through the end of fiscal 2012. The average 13% reduction that the Committee made to the other NEOs’ target bonus amounts was not applied to Mr. Dickerson’s bonus because he was an executive officer for only part of fiscal 2012, and the Committee did not believe it was appropriate to adjust his bonus based on Company performance for all of fiscal 2012.

The Committee believed Mr. Dickerson’s overall fiscal 2012 compensation was appropriate based on his responsibilities as President in overseeing the day-to-day operation and performance of Applied’s four business segments, renewing focus on our growth strategy and leading important changes to strengthen our product development capabilities, and the fact that the largest element of his annual compensation was performance-based. The following table shows Mr. Dickerson’s annual compensation as an executive officer for fiscal 2012:

Annual Compensation	Fiscal 2012
Base Salary(1)	$242,308
Annual Incentive Bonus(2)	$550,000
Annual Total Cash Compensation	$792,308
Change in Annual Total Cash Compensation from Fiscal 2011	—
Annual Equity Award Target(3)	$6,102,500
Percentage of Annual Equity Award Earned as of end of Fiscal 2012	—
Annual Total Direct Compensation	$6,894,808

(1)	Does not include compensation paid to Mr. Dickerson for working on merger integration matters prior to his appointment as President. Mr. Dickerson’s annual base salary was set at $750,000 upon his appointment as President.
(2)	Pro-rated for Mr. Dickerson’s service from June 2012 through the end of fiscal 2012.
(3)	Represents grant date fair value of target number of performance shares (not cash actually received). Does not include the grant date fair value of 550,000 shares of performance-based restricted stock that is intended to replace the economic value of severance benefits under the Varian Change of Control Agreement.

From November 2011 to June 2012, Mr. Dickerson was paid $2.6 million while working on merger integration matters as an employee of Applied.

George S. Davis.    Mr. Davis’ base salary was not increased for fiscal 2012, and his target bonus for fiscal 2012 remained 135% of his base salary. In fiscal 2012, Mr. Davis was granted an annual award and a special retention award with targets of 250,000 and 100,000 performance shares, respectively. Mr. Davis’ total direct compensation was within the 50th to 75th percentile range for fiscal 2012.

In determining a bonus amount for fiscal 2012 that it believed was appropriate for Mr. Davis, the Committee reviewed the achievement of company-wide goals, as well as Mr. Davis’ achievement of his secondary goals, as set forth below.

Fiscal 2012 Secondary Performance Goals	Relative Weightings	Achievement
(1) Capital allocation and investor relations objectives	10%	Exceeded
(2) Mergers and acquisition integration objectives	10%	Exceeded
(3) Global Information Systems targets	10%	Exceeded
(4) Support the Chief Executive Officer in the achievement of his objectives	20%	Exceeded
(5) Fiscal 2012 financial performance objectives	10%	Partially Achieved
Company-wide goals:
(6) Adjusted EPS targets	10%	Fully Achieved
(7) Employee engagement objectives	10%	Fully Achieved
(8) Varian integration targets	10%	Exceeded
(9) Total shareholder return goals	10%	Not Achieved

Taking into consideration the level of achievement of company-wide goals and Mr. Davis’s secondary performance goals, the Committee awarded him a bonus that was 10% below his target bonus amount.

The Committee believed Mr. Davis’ overall fiscal 2012 compensation was appropriate because he has other significant responsibilities in addition to his role as our Chief Financial Officer. Specifically, Mr. Davis also leads our Global Information Systems and Corporate Business Development groups. The following table shows Mr. Davis’ annual compensation for fiscal 2012 and fiscal 2011:

Annual Compensation	Fiscal 2012	Fiscal 2011
Base Salary	$575,000	$575,000
Annual Incentive Bonus	$698,000	$1,250,000
Annual Total Cash Compensation	$1,273,000	$1,825,000
Change in Annual Total Cash Compensation from Fiscal 2011	-30%	—
Annual Equity Award Target(1)	$2,925,000	$3,080,000
Percentage of Annual Equity Award Earned as of end of Fiscal 2012(2)	0%	100%
Annual Total Direct Compensation	$4,198,000	$4,905,000

(1)	Represents grant date fair value of target number of shares of annual equity awards (not cash actually received). Does not include the grant date fair value of a special retention award of 100,000 performance shares granted in fiscal 2012.
(2)	All earned shares are subject to additional time-based vesting requirements. No fiscal 2012 shares were earned in fiscal 2012; these shares may be earned in one or more of fiscal years 2013 to 2015, after which they are forfeited if the required performance goals are not achieved.

Mark R. Pinto.    Dr. Pinto’s base salary was not increased for fiscal 2012, and his target bonus for fiscal 2012 remained at 135% of base salary. For fiscal 2012, Dr. Pinto was granted an annual award with a target of 250,000 performance shares. Dr. Pinto’s total direct compensation for fiscal 2012 was 5% above the 50th to 75th percentile targeted range.

In determining a bonus amount for fiscal 2012 that it believed was appropriate for Dr. Pinto, the Committee reviewed the achievement of company-wide goals, as well as Dr. Pinto’s achievement of his secondary goals set forth below.

Fiscal 2012 Secondary Performance Goals	Relative Weightings	Achievement
(1) EES customer satisfaction objectives	10%	Exceeded
(2) Growing EES market share	10%	Exceeded
(3) EES cost reduction objectives	15%	Exceeded
(4) EES product penetration and sales objectives	15%	Partially Achieved
(5) New product sales targets	10%	Not Achieved
Company-wide goals:
(6) Adjusted EPS targets	10%	Fully Achieved
(7) Employee engagement objectives	10%	Fully Achieved
(8) Varian integration targets	10%	Exceeded
(9) Total shareholder return goals	10%	Not Achieved

Taking into consideration the level of achievement of company-wide goals and Dr. Pinto’s secondary performance goals, the Committee awarded him a bonus that was 19% below his target bonus amount.

The Committee believed that Dr. Pinto’s overall fiscal 2012 compensation was appropriate given his leadership of a significant business segment of Applied during fiscal 2012 and the fact that the largest element of his compensation was entirely performance-based. The following table shows Dr. Pinto’s annual compensation for fiscal 2012 and fiscal 2011:

Annual Compensation	Fiscal 2012	Fiscal 2011
Base Salary	$575,000	$575,000
Annual Incentive Bonus	$630,000	$1,250,000
Annual Total Cash Compensation	$1,205,000	$1,825,000
Change in Annual Total Cash Compensation from Fiscal 2011	-34%	—
Annual Equity Award Target(1)	$2,925,000	$3,080,000
Percentage of Annual Equity Award Earned as of end of Fiscal 2012(2)	0%	100%
Annual Total Direct Compensation	$4,130,000	$4,905,000

(1)	Represents grant date fair value of target number of shares of annual equity awards (not cash actually received).
(2)	All earned shares are subject to additional time-based vesting requirements. No fiscal 2012 shares were earned in fiscal 2012; Dr. Pinto forfeited all unearned shares upon his retirement on January 11, 2013.

In November 2012, Dr. Pinto elected to participate in a voluntary retirement program and retired on January 11, 2013. See “Potential Payments Upon Termination or Change in Control—Voluntary Retirement Program” for additional information.

Randhir Thakur.    Dr. Thakur’s base salary was not increased for fiscal 2012, and his target bonus for fiscal 2012 remained at 135% of base salary. In fiscal 2012, Dr. Thakur was granted an annual award and a special retention award with targets of 250,000 and 300,000 performance shares, respectively. Dr. Thakur’s total direct compensation for fiscal 2012 was 5% above the 50th to 75th percentile targeted range.

In determining a bonus amount for fiscal 2012 that it believed was appropriate for Dr. Thakur, the Committee reviewed the achievement of company-wide goals, as well as Dr. Thakur’s achievement of his secondary goals set forth below.

Fiscal 2012 Secondary Performance Goals	Relative Weightings	Achievement
(1) SSG customer satisfaction objectives	10%	Exceeded
(2) SSG product penetration and new product development objectives	20%	Exceeded
(3) SSG operating performance objectives	10%	Fully Achieved
(4) SSG gross margin objectives	10%	Partially Achieved
(5) Growing SSG market share growth	10%	Partially Achieved
Company-wide goals:
(6) Adjusted EPS targets	10%	Fully Achieved
(7) Employee engagement objectives	10%	Exceeded
(8) Varian integration targets	10%	Exceeded
(9) Total shareholder return goals	10%	Not Achieved

Taking into consideration the level of achievement of company-wide goals and Dr. Thakur’s secondary performance goals, the Committee awarded him a bonus that was 10% below his target bonus amount.

The Committee believed that Dr. Thakur’s overall fiscal 2012 compensation was appropriate because Dr. Thakur brings extensive operational, technical and complex management experience to his position as the general manager of Applied’s largest business segment. The Committee also considered the fact that the largest element of his compensation was entirely performance-based. The following table shows Dr. Thakur’s annual compensation for fiscal 2012 and fiscal 2011:

Annual Compensation	Fiscal 2012	Fiscal 2011
Base Salary	$575,000	$575,000
Annual Incentive Bonus	$698,000	$1,150,000
Annual Total Cash Compensation	$1,273,000	$1,725,000
Change in Annual Total Cash Compensation from Fiscal 2011	-26%	—
Annual Equity Award Target(1)	$2,925,000	$3,080,000
Percentage of Annual Equity Award Earned at end of Fiscal 2012(2)	0%	100%
Annual Total Direct Compensation	$4,198,000	$4,805,000

(1)	Represents grant date fair value of target number of shares of annual equity awards (not cash actually received). Does not include the grant date fair value of a special retention award of 300,000 performance shares granted in fiscal 2012.
(2)	All earned shares are subject to additional time-based vesting requirements. No fiscal 2012 shares were earned in fiscal 2012; these shares may be earned in one or more of fiscal years 2013 to 2015, after which they are forfeited if the required performance goals are not achieved.

Separation Arrangements and Change of Control Benefits

Applied does not have employment agreements with its NEOs, other than Messrs. Splinter and Dickerson. Applied does not provide change of control benefits to any of its NEOs, except for the double-trigger vesting acceleration provisions that apply in certain circumstances following a change of control to employee equity awards under the Employee Stock Incentive Plan. Applied does not offer any excise tax gross-up benefits to our NEOs or other employees.

In order to recruit Mr. Splinter to Applied in 2003, we agreed that if we terminate his employment without cause, he would be entitled to a payment equal to 275% of his then-current base salary and 12-months’ acceleration of vesting of stock options (but not other equity awards). We believe these arrangements are appropriate because of his responsibilities as a chief executive officer, and this total severance package is at or below the typical package provided to chief executive officers of similarly-sized companies.

In connection with Mr. Dickerson’s appointment as President in June 2012, we agreed to provide him with a lump sum severance payment equal to 250% of his then-current base salary if we terminate his employment other than for cause, death or disability on or after May 11, 2013. If Mr. Dickerson terminates employment with Applied before May 11, 2013, he will be entitled to a payment equal to 299% of his pre-merger salary and bonus, as well as certain other benefits under the Varian Change in Control Agreement that Varian had in place prior to its acquisition by Applied. Mr. Dickerson’s right to a severance payment under the Varian Change in Control Agreement will expire on May 10, 2013. See “Employment Agreements and Severance Benefits—Varian Change in Control Agreement” for more information.

In November 2012, Dr. Pinto elected to participate in a voluntary retirement program available to certain employees in the United States who met minimum age and length of service requirements, as well as other business-specific criteria, and he retired on January 11, 2013. See “Potential Payments Upon Termination or Change in Control—Voluntary Retirement Program” for more information.

Risk Assessment of Compensation Programs

Applied has determined that its compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. To make this determination, Applied’s management reviewed compensation policies, plans and practices that: covered the Company’s executive officers as well as the global employee population; were structured differently from those of other business units; or represented a significant portion of the Company’s compensation expense. Next, management assessed the following features of these policies, plans and practices: design, payment methodology, potential payment volatility, relationship to the Company’s financial results, length of performance period, risk-mitigating features, types and range of performance measures, goals and conditions, oversight and controls, and plan features and values compared to market practices. Management then reviewed with the Committee the findings of this assessment.

Based on this review, the Company believes that its compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Moreover, Applied has in place various controls to mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Accounting and Tax Considerations

In designing our compensation programs, we consider the potential accounting effects on Applied and the tax effects on Applied and our employees. In allocating among different elements of compensation, we consider the accounting expense associated with each separate element of compensation and the potential reward of that element. Applied aims to limit total compensation expense and meet the goals of our compensation programs. For example, if compensation expense increases under one program, Applied may seek to decrease expenses under another program.

Applied also seeks to provide tax-advantaged benefits for employees where practical and affordable, including, for example, the 401(k) plan, the Employees’ Stock Purchase Plan and the 2005 Plan. In choosing the elements of our compensation program and allocating among them, Applied considers whether the element may be “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Applied receives a federal income tax deduction for compensation paid to the CEO and the three other most highly compensated executive officers (excluding the CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Employee Stock Incentive Plan and Bonus Plan were designed to permit the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. The Committee generally has granted to NEOs equity awards and bonuses that were intended to qualify as performance-based compensation under Code Section 162(m). Under Code Section 162(m), plans providing for compensation that is intended to be “performance-based” must be re-approved by stockholders at least every five years in order for new compensation under the plan to be fully deductible for federal tax purposes. Our Employee Stock Incentive Plan and Bonus Plan each was most recently approved by our stockholders at the 2012 Annual Meeting of Stockholders. The Committee intends to continue seeking a tax deduction for Applied’s executive compensation to the extent that the Committee determines that doing so is in Applied’s best interests.

Also, Section 280G, Section 4999 and Section 409A of the Code impose additional taxes beyond ordinary income taxes under specified circumstances. Applied has no policy to provide any NEO or director with any gross-up or other reimbursement for these additional taxes. Code Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change of control of Applied, and also provide that Applied or its successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To assist in preventing the imposition of additional tax under Section 409A, Applied has structured its compensation and benefits arrangements in a manner intended to comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the following directors were members of Applied’s Human Resources and Compensation Committee: Aart J. de Geus, Thomas J. Iannotti, Alexander A. Karsner, Willem P. Roelandts (Chair) and James E. Rogers. None of the Committee members has at any time been an officer or employee of Applied.

None of Applied’s NEOs serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2012. Based on the review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2013 Annual Meeting of Stockholders.

This report is submitted by the Human Resources and Compensation Committee.

Willem P. Roelandts (Chair)

Aart J. de Geus

Thomas J. Iannotti

Alexander A. Karsner

James E. Rogers

Summary Compensation

The following table shows compensation information for fiscal 2012, 2011 and 2010 for the named executive officers.

Summary Compensation Table

For Fiscal 2010, 2011 and 2012

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Michael R. Splinter	2012	980,000		6,727,500		—	1,500,000	12,558	(4)	9,220,058
Chairman of the Board and Chief Executive Officer	2011	980,000		5,543,000		—	3,020,000	12,333		9,555,333
	2010	972,462		5,363,500		—	3,400,000	12,333		9,748,295

Gary E. Dickerson(5)	2012	2,860,396	(6)	11,872,000	(7)	—	550,000	117,567	(8)	15,399,963
President	2011	—		—		—	—	—		—
	2010	—		—		—	—	—		—

George S. Davis	2012	575,000		4,145,500	(9)	—	698,000	12,379	(10)	5,430,879
Executive Vice President, Chief Financial Officer	2011	575,000		3,080,000		—	1,250,000	12,154		4,917,154
	2010	559,131		2,682,000		—	1,500,000	12,473		4,753,604

Mark R. Pinto	2012	575,000		2,925,000		—	630,000	13,179	(12)	4,143,179
Executive Vice President, General Manager Energy and Environmental Solutions(11)	2011	575,000		3,080,000		—	1,250,000	33,418		4,938,418
	2010	565,961		2,682,000		—	1,400,000	399,996		5,047,957

Randhir Thakur	2012	575,000		6,586,500	(13)	—	698,000	13,254	(14)	7,872,754
Executive Vice President, General Manager Silicon Systems Group	2011	575,000		3,080,000		—	1,150,000	13,029		4,818,029
	2010	554,885		2,682,000		—	1,600,000	13,993		4,850,878

(1)	Amounts for fiscal 2010 reflect the impact of a 20% reduction in annual base salary, which base salary was restored shortly after the beginning of fiscal 2010.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts reported above in the “Stock Awards” column represent the aggregate grant date fair value of stock awards granted in the respective fiscal years, as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2012 filed with the SEC on December 5, 2012. Stock awards consist only of performance shares and performance-based restricted stock for all NEOs; stock awards for Mr. Splinter also include performance units.
(3)	Amounts consist of bonuses earned under the Senior Executive Bonus Plan for services rendered in the respective fiscal years, except for Mr. Dickerson’s bonus, which was earned under the Applied Incentive Plan.
(4)	Amount consists of (a) Applied’s matching contribution of $11,250 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Splinter of $1,308 in term life insurance premiums.
(5)	Mr. Dickerson joined Applied in November 2011 following its acquisition of Varian Semiconductor Equipment Associates, Inc. and was appointed President of Applied in June 2012.
(6)	Of this amount, $2,618,088 represents compensation paid to Mr. Dickerson for working on merger integration matters prior to his appointment as President. Mr. Dickerson’s annual base salary was set at $750,000 upon his appointment as President.
(7)	Amount includes a grant date fair value of $5,769,500 for an award of 550,000 shares of performance-based restricted stock intended to replace the economic value of severance benefits that Mr. Dickerson will forgo by not terminating his employment with Applied before May 11, 2013.
(8)	Amount consists of (a) a lump-sum payment of $7,500 to cover incidental costs related to Mr. Dickerson’s relocation from Massachusetts to California, (b) Applied’s payment on behalf of Mr. Dickerson of $28,964 for certain relocation expenses, (c) the reimbursement to Mr. Dickerson of $12,567 for taxes incurred in connection with his relocation, (d) imputed income of $44,148 relating to financial planning benefits and Mr. Dickerson’s use of a Varian company car, all of which benefits have been terminated, (e) Varian’s matching contribution of $22,455 under its tax-qualified 401(k) Plan, (f) Applied’s payment on behalf of Mr. Dickerson of $1,308 in term life insurance premiums and (g) the value of a gift presented to Mr. Dickerson at an event honoring Applied’s officers.
(9)	Amount includes a grant date fair value of $1,220,500 for a special retention award of 100,000 performance shares.
(10)	Amount consists of (a) Applied’s matching contribution of $11,250 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Davis of $1,129 in term life insurance premiums.
(11)	Following the end of fiscal 2012, Dr. Pinto elected to participate in a voluntary retirement program and retired from Applied on January 11, 2013. See “Potential Payments Upon Termination or Change in Control—Voluntary Retirement Program” for information regarding payments to and benefits for Dr. Pinto under the program.
(12)	Amount consists of (a) Applied’s matching contribution of $11,250 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Pinto of $1,129 in term life insurance premiums and (c) Applied’s contribution of $800 to Dr. Pinto’s health savings account.
(13)	Amount includes a grant date fair value of $3,661,500 for a special retention award of 300,000 performance shares.
(14)	Amount consists of (a) Applied’s matching contribution of $11,250 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $1,129 in term life insurance premiums and (c) a payment of $875 to Dr. Thakur under Applied’s Patent Incentive Award Program.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2012, which ended on October 28, 2012. The stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2012 Year-End table below.

Grants of Plan-Based Awards

For Fiscal 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Splinter	12/5/2011	—	—	—	58,250	233,000	349,500	—	—	—	2,726,100
	12/5/2011	—	—	—	58,250	233,000	349,500	—	—	—	2,726,100
	12/5/2011	—	—	—	27,250	109,000	163,500	—	—	—	1,275,300
	—	0	1,715,000	5,000,000	—	—	—	—	—	—	—
Gary E. Dickerson	6/19/2012	—	—	—	125,000	500,000	750,000	—	—	—	6,102,500
	6/19/2012	—	—	—	0	550,000	550,000	—	—	—	5,769,500
	—	0	407,967	1,223,901	—	—	—	—	—	—	—
George S. Davis	12/5/2011	—	—	—	58,250	233,000	349,500	—	—	—	2,726,100
	12/5/2011	—	—	—	4,250	17,000	25,500	—	—	—	198,900
	6/19/2012	—	—	—	25,000	100,000	150,000	—	—	—	1,220,500
	—	0	776,250	2,328,750	—	—	—	—	—	—	—
Mark R. Pinto	12/5/2011	—	—	—	58,250	233,000	349,500	—	—	—	2,726,100
	12/5/2011	—	—	—	4,250	17,000	25,500	—	—	—	198,900
	—	—	776,250	2,328,750	—	—	—	—	—	—	—
Randhir Thakur	12/5/2011	—	—	—	58,250	233,000	349,500	—	—	—	2,726,100
	12/5/2011	—	—	—	4,250	17,000	25,500	—	—	—	198,900
	6/19/2012	—	—	—	75,000	300,000	450,000	—	—	—	3,661,500
	—	0	776,250	2,328,750	—	—	—	—	—	—	—

(1)	Amounts shown were estimated possible payouts for fiscal 2012 under the Senior Executive Bonus Plan, except the amount for Mr. Dickerson, which amount was the estimated possible payout for fiscal 2012 under the Applied Incentive Plan. These amounts were based on the individual officer’s fiscal 2012 base salary and position. The maximum amount shown is three times the target amount for each named executive officer, except for the amount for Mr. Splinter, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Actual bonuses received by the named executive officers for fiscal 2012 are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	All awards shown were granted under the Employee Stock Incentive Plan and are subject to the achievement of specified performance goals. The maximum number of shares shown represents the total number of shares that may be earned if relative adjusted operating profit margin and total shareholder return goals are achieved at the maximum levels.
(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718. The assumptions used to calculate the awards’ value are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2012 filed with the SEC on December 5, 2012.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2012, which ended on October 28, 2012.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael R. Splinter	900,000	—	—	19.20	12/13/2012	—		—	—		—
	1,200,000	—	—	15.72	5/12/2013	—		—	—		—
	900,000	—	—	8.58	3/9/2014	—		—	—		—
	—	—	—	—	—	70,000	(4)	745,500	—		—
	—	—	—	—	—	10,000	(5)	106,400	—		—
	—	—	—	—	—	73,500	(6)	782,775	—		—
	—	—	—	—	—	262,500	(7)	2,795,625	—		—
	—	—	—	—	—	10,500	(8)	111,720	—		—
	—	—	—	—	—	75,000	(9)	798,000	—		—
	—	—	—	—	—	—		—	63,000	(10)	670,950
	—	—	—	—	—	—		—	9,000	(11)	95,760
	—	—	—	—	—	—		—	233,000	(12)	2,481,450
	—	—	—	—	—	—		—	233,000	(13)	2,479,120
	—	—	—	—	—	—		—	109,000	(14)	1,160,850

Gary E. Dickerson	210,488	—	—	3.36	11/24/2015	—		—	—		—
	54,520	—	—	3.63	2/26/2016	—		—	—		—
	63,604	—	—	4.40	5/14/2016	—		—	—		—
	72,694	—	—	5.96	8/14/2016	—		—	—		—
	375,305	—	—	6.15	11/12/2016	—		—	—		—
	59,573	—	—	5.92	2/26/2017	—		—	—		—
	65,531	—	—	6.30	5/13/2017	—		—	—		—
	71,489	—	—	5.12	8/12/2017	—		—	—		—
	—	—	—	—	—	—		—	500,000	(15)	5,325,000
	—	—	—	—	—	—		—	550,000	(16)	5,852,000

George S. Davis	60,000	—	—	18.64	12/1/2012	—		—	—		—
	400,000	—	—	8.58	3/9/2014	—		—	—		—
	—	—	—	—	—	40,000	(17)	426,000	—		—
	—	—	—	—	—	42,000	(18)	447,300	—		—
	—	—	—	—	—	187,500	(19)	1,996,875	—		—
	—	—	—	—	—	—		—	36,000	(10)	383,400
	—	—	—	—	—	—		—	233,000	(12)	2,481,450
	—	—	—	—	—	—		—	17,000	(20)	180,880
	—	—	—	—	—	—		—	100,000	(21)	1,065,000

Mark R. Pinto(22)	81,000	—	—	18.64	12/1/2012	—		—	—		—
	400,000	—	—	8.58	3/9/2014	—		—	—		—
	—	—	—	—	—	40,000	(17)	426,000	—		—
	—	—	—	—	—	42,000	(18)	447,300	—		—
	—	—	—	—	—	187,500	(19)	1,996,875	—		—
	—	—	—	—	—	—		—	36,000	(10)	383,400
	—	—	—	—	—	—		—	233,000	(12)	2,481,450
	—	—	—	—	—	—		—	17,000	(20)	180,880

Randhir Thakur	450,000	—	—	8.58	3/9/2014	—		—	—		—
	—	—	—	—	—	40,000	(17)	426,000	—		—
	—	—	—	—	—	42,000	(18)	447,300	—		—
	—	—	—	—	—	187,500	(19)	1,996,875	—		—
	—	—	—	—	—	—		—	36,000	(10)	383,400
	—	—	—	—	—	—		—	233,000	(12)	2,481,450
	—	—	—	—	—	—		—	17,000	(20)	180,880
	—	—	—	—	—	—		—	300,000	(23)	3,195,000

(1)	Stock awards consist only of performance shares, performance-based restricted stock and performance units, all of which will be converted into Applied common stock on a one-to-one basis upon vesting.
(2)	All option awards shown for Mr. Dickerson were originally granted by Varian and were assumed by Applied and converted into Applied stock options in connection with its acquisition of Varian.
(3)	The market value was determined as follows: (a) for performance shares and performance units, multiplying the number of such shares by the closing price of Applied common stock of $10.65 on October 26, 2012, the last trading day of fiscal 2012, as reported on the Nasdaq Global Select Market, and (2) for shares of restricted stock, multiplying the number of such shares by $10.64 (the difference between the closing price of Applied common stock on October 26, 2012 and $0.01, the par value per share of the restricted stock).
(4)	The performance shares were granted on January 19, 2010. Of these, 35,000 shares vested on December 19, 2012 and, assuming continued employment with Applied, 35,000 shares are scheduled to vest on December 19, 2013.
(5)	The performance-based restricted stock was granted on January 19, 2010. Of these, 5,000 shares vested on December 19, 2012 and, assuming continued employment with Applied, 5,000 shares are scheduled to vest on December 19, 2013.
(6)	The performance shares were granted on January 19, 2010. Of these, 36,750 shares vested on December 19, 2012 and, assuming continued employment with Applied, 36,750 shares are scheduled to vest on December 19, 2013.
(7)	The performance shares were granted on December 6, 2010. Of these, 87,500 shares vested on December 19, 2012 and, assuming continued employment with Applied, 87,500 shares are scheduled to vest on December 19 of each of 2013 and 2014.
(8)	The performance-based restricted stock was granted on January 19, 2010. Of these, 5,250 shares vested on December 19, 2012 and, assuming continued employment with Applied, 5,250 shares are scheduled to vest on December 19, 2013.
(9)	The performance-based restricted stock was granted on December 6, 2010. Of these, 25,000 shares vested on December 19, 2012 and, assuming continued employment with Applied, 25,000 shares are scheduled to vest on December 19 of each of 2013 and 2014.
(10)	The performance shares were granted on January 19, 2010. Provided specified performance goals are achieved and assuming continued employment with Applied, these shares are scheduled to vest on December 19, 2013.
(11)	The performance-based restricted stock was granted on January 19, 2010. Provided specified performance goals are achieved and assuming continued employment with Applied, 9,000 shares are scheduled to vest on December 19, 2013.
(12)	The performance shares were granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 116,500 shares are scheduled to vest on December 19, 2013 and 58,250 shares are scheduled to vest on December 19 of each of 2014 and 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(13)	The performance-based restricted stock was granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 116,500 shares are scheduled to vest on December 19, 2013 and 58,250 shares are scheduled to vest on December 19 of each of 2014 and 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(14)	The performance units were granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 54,500 units are scheduled to vest on December 19, 2013 and 27,250 units are scheduled to vest on December 19 of each of 2014 and 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(15)	The performance shares were granted on June 19, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 125,000 shares are scheduled to vest on July 1 of each of 2013, 2014, 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(16)	The performance-based restricted stock was granted on June 19, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 220,000 shares are scheduled to vest on June 19 of each of 2013 and 2014, and 110,000 shares are scheduled to vest on June 19, 2015.
(17)	The performance shares were granted on January 19, 2010. Of these, 20,000 shares vested on December 19, 2012 and, assuming continued employment with Applied, 20,000 shares are scheduled to vest on December 19, 2013.
(18)	The performance shares were granted on January 19, 2010. Of these, 21,000 shares vested on December 19, 2012 and, assuming continued employment with Applied, 21,000 shares are scheduled to vest on December 19, 2013.
(19)	The performance shares were granted on December 6, 2010. Of these, 62,500 shares vested on December 19, 2012 and, assuming continued employment with Applied, 62,500 shares are scheduled to vest on December 19 of each of 2013 and 2014.
(20)	The performance-based restricted stock was granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 8,500 shares are scheduled to vest on December 19, 2013 and 4,250 shares are scheduled to vest on December 19 of each of 2014 and 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(21)	The performance shares were granted on June 19, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 25,000 shares are scheduled to vest on July 1 of each of 2013, 2014, 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(22)	Under the terms of the voluntary retirement program, Applied accelerated to January 11, 2013 (Dr. Pinto’s retirement date) the time-based vesting of 103,500 performance shares, for which the applicable performance goals previously were achieved and that otherwise would have fully vested if Dr. Pinto remained employed through March 1, 2014. As of his retirement date, Dr. Pinto forfeited all other outstanding performance shares and restricted stock.
(23)	The performance shares were granted on June 19, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 75,000 shares are scheduled to vest on July 1 of each of 2013, 2014, 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards that vested and the value realized upon vesting, for each NEO during fiscal 2012, which ended on October 28, 2012.

Option Exercises and Stock Vested For Fiscal 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael R. Splinter	—		—	379,376	3,842,356
Gary E. Dickerson	209,846	(3)	1,604,999	—	—
George S. Davis	—		—	180,063	1,824,038
Mark R. Pinto	—		—	188,000	1,904,440
Randhir Thakur	—		—	213,658	2,164,356

(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 177,095 shares for Mr. Splinter; 84,058 shares for Mr. Davis; 87,762 shares for Dr. Pinto; and 99,738 shares for Dr. Thakur.
(2)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested, except for 72,250 shares of restricted stock held by Mr. Splinter, the value of which equals the difference between the fair market value of Applied common stock on the vesting date and $0.01 (the par value per share of the restricted stock), multiplied by the number of shares that vested.
(3)	Represents options that were originally granted by Varian and were assumed by Applied and converted into Applied stock options in connection with its acquisition of Varian.

Pension Benefits

None of the named executive officers had any accumulated pension benefits as of the end of fiscal 2012 under any of Applied’s defined benefit pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States.

Non-Qualified Deferred Compensation

Applied maintains two non-qualified deferred compensation plans, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “2005 Plan”) and the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) (together, the “Deferred Compensation Plans”). The 2005 Plan allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) base salaries above a specified amount, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any. The Predecessor Plan allowed eligible employees, including executive officers, to voluntarily elect to defer receipt of all or a portion of their base salaries above a specified amount and/or their eligible annual bonus payments, if any. The Predecessor Plan was frozen effective December 31, 2004 so that no new compensation deferrals could be made under that plan after that date.

The amounts deferred under the Deferred Compensation Plans are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deemed interest rate under the Deferred Compensation Plans for fiscal 2012 was 3.16% from October 31, 2011 to December 31, 2011 and 2.49% from January 1, 2012 to October 28, 2012. The deferred amounts, plus deemed interest thereon, are generally payable on the date selected by the participants or specified under the terms of the Deferred Compensation Plans. Applied does not make any matching or other employer contributions to the Deferred Compensation Plans. The 2005 Plan is discussed further in the section titled “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

Mr. Dickerson participated in the Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan (the “Varian Deferred Compensation Plan”), which allowed executive officers and certain highly compensated employees to elect to defer their base salary and any annual incentive cash payment. The Varian Deferred Compensation Plan was frozen upon the acquisition of Varian by Applied in November 2011 so that no new compensation deferrals could be made under the plan.

The following table shows certain information for the NEOs under the Deferred Compensation Plans and the Varian Deferred Compensation Plan.

Non-Qualified Deferred Compensation

For Fiscal 2012

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael R. Splinter	—	—	—	—	—
Gary E. Dickerson(2)	—	—	72	630,713	626,322
George S. Davis	—	—	23,085	—	881,171
Mark R. Pinto	—	—	—	—	—
Randhir Thakur	—	—	—	—	—

(1)	There were no above-market or preferential earnings for fiscal 2012.
(2)	All amounts for Mr. Dickerson are under the Varian Deferred Compensation Plan.

Employment Agreements and Severance Benefits

Applied does not have employment agreements with any of its NEOs, other than Messrs. Splinter and Dickerson. Applied does not provide change of control benefits to any of its NEOs, except for the double-trigger vesting acceleration provisions that apply in certain circumstances following a change of control to employee equity awards under the Employee Stock Incentive Plan. Applied does not offer any excise tax gross-up benefits to our NEOs or other employees.

Michael R. Splinter. On April 21, 2003, Applied entered into an agreement with Mr. Splinter, which was amended and restated on December 8, 2008. Under the agreement, if Mr. Splinter’s employment is terminated without cause, he would then be entitled to receive a lump sum payment equal to 275% of his then current annual base salary. The agreement also provides that if his employment is terminated without cause, any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. The agreement further provides that in the event of the termination of his employment, Mr. Splinter would resign from the Board, unless requested otherwise.

Gary E. Dickerson. As an inducement for Mr. Dickerson to serve as President, Applied entered into an employment agreement with him dated June 14, 2012, which provides for the following in Mr. Dickerson’s first year of employment as President: a base salary of $750,000; a target bonus for fiscal 2012 of 150% of base salary, prorated for length of service during the fiscal year; an award with a target of 500,000 performance shares; and 550,000 shares of performance-based restricted stock (which would not be subject to the double-trigger vesting acceleration that generally applies to employee equity awards). For the years following fiscal 2012, Mr. Dickerson’s base salary is subject to annual review and his bonus, if any, will be based on the achievement of performance measures determined by the Human Resources and Compensation Committee at the beginning of each fiscal year and under the terms of the Senior Executive Bonus Plan. The agreement further provides that if, on or after May 11, 2013, we terminate Mr. Dickerson’s employment other than for cause, death or disability, he would then be entitled to receive a lump sum payment equal to 250% of his then current base salary, provided that he executes an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied. The agreement also provides for certain relocation benefits under Applied’s relocation policy.

Varian Change in Control Agreement. Under the Varian Change in Control Agreement that Varian had in place prior to its acquisition by Applied, if Mr. Dickerson’s employment is terminated other than for cause, death or disability, or if he terminated his employment for any reason within 18 months of a change in control, he would then be entitled to: (a) a lump sum severance payment equal to 299% of (i) his pre-merger salary and (ii) the highest bonus amount paid to him in any of the three preceding fiscal years, (b) accelerated vesting of all of his unvested stock options and restricted stock awards, (c) medical, dental, vision, life and disability insurance benefits and financial and tax counseling services for up to 24 months, and (d) an excise tax gross-up payment. Upon Applied’s acquisition of Varian, which was a change in control under the agreement, Mr. Dickerson agreed that he would work on merger integration matters for Applied for a six-month period ending May 10, 2012, during which he would not exercise his rights under the Varian Change in Control Agreement to receive a severance payment or benefits, other than a potential excise tax gross-up payment. In addition, vesting was accelerated for all of Mr. Dickerson’s unvested awards that Varian had granted and that Applied assumed, consisting of stock options to purchase 1,183,050 shares of Applied common stock and shares of Varian restricted stock that had been converted into $7,932,393 in restricted cash. Mr. Dickerson’s rights to receive a severance payment and other benefits under the Varian Change in Control Agreement will expire on May 10, 2013. The Varian Change of Control Agreement was approved by Varian’s board of directors, as well as approved by Varian’s stockholders pursuant to the advisory vote on golden parachute compensation held in connection with Varian’s acquisition by Applied.

Potential Payments Upon Termination or Change In Control

Potential Payments under Applied Employment Agreements.    The following table shows the payment that Mr. Splinter would have been entitled to receive had his employment been terminated without cause under his employment agreement with Applied, assuming termination of employment on October 26, 2012, the last business day of fiscal 2012. Under Mr. Dickerson’s employment agreement with Applied, he does not have a right to receive a severance payment unless his employment is terminated on or after May 11, 2013. None of the other NEOs has an employment agreement with Applied.

Named Executive Officer	Cash Payments		Other Benefits
Michael R. Splinter	$2,695,000	(1)	—

(1)	Amount equals 275% of Mr. Splinter’s annual base salary at the end of fiscal 2012. Mr. Splinter did not hold any unvested stock options at the end of fiscal 2012 and accordingly, would not have been entitled to vesting acceleration of stock options.

Potential Payments under Varian Change in Control Agreement.    The following table shows the payments and the value of other benefits that Mr. Dickerson would have been entitled to receive under the Varian Change in Control Agreement if his employment had been terminated or if he had terminated his employment for any reason, assuming termination of employment on October 26, 2012, the last business day of fiscal 2012.

Named Executive Officer	Cash Payments(1)	Other Benefits(2)
Gary E. Dickerson	$5,986,847	$50,282

(1)	Amount equals 299% of Mr. Dickerson’s pre-merger salary and bonus.
(2)	Amount represents the estimated value of medical, dental, vision, life and disability insurance benefits and financial and tax counseling services for up to 24 months. Mr. Dickerson would not have been entitled to an excise tax gross-up payment.

Vesting Acceleration under the Employee Stock Incentive Plan.    At Applied’s 2012 Annual Meeting, our stockholders approved an amended and restated Employee Stock Incentive Plan, which provides that the vesting of new equity awards under the plan to employees, including the NEOs, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, equity awards will be accelerated in full if the award holder is terminated without cause or resigns employment with Applied for good reason, in each case, within 12 months following a change of control of Applied. This double-trigger accelerated vesting does not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability.

The following table shows the amounts attributable to the accelerated vesting of equity awards following a change of control in which the awards are not assumed or substituted for, or within 12 months following a change of control the NEO is terminated without cause or resigns for good reason, in each case assuming termination or resignation as of October 26, 2012, the last business day of fiscal 2012.

Named Executive Officer	Value of Vesting Acceleration(1)
Michael R. Splinter	—
Gary E. Dickerson	$5,325,000
George S. Davis	$1,065,000
Mark R. Pinto	—
Randhir Thakur	$3,195,000

(1)	Amount based on the target number of shares for which vesting would have been accelerated, multiplied by $10.65, the closing price of Applied common stock on October 26, 2012.

Voluntary Retirement Program.    In November 2012, Dr. Pinto elected to participate in a voluntary retirement program available to certain U.S. employees who met minimum age and length of service requirements, as well as other business-specific criteria, and he retired on January 11, 2013. Under the program, Dr. Pinto received separation pay equal to one year’s base salary and other benefits available to all participants in the program. The payments to and other benefits for Dr. Pinto under the program are as follows: (1) a lump sum payment of $589,790, less applicable tax withholdings and deductions, which amount consisted of: (a) $575,000, equivalent to 52 weeks of base earnings, and (b) $14,790, equivalent to the cost to continue medical, vision and dental insurance coverage for 12 months; (2) acceleration of the time-based vesting of 103,500 performance shares, for which the applicable performance goals previously were achieved and that otherwise would have fully vested if Dr. Pinto remained employed through March 1, 2014; and (3) career transition services for up to six months, valued at approximately $6,000. Under the terms of the program, Dr. Pinto executed general and supplemental releases in favor of Applied.

Certain Relationships and Related Transactions

Applied’s Audit Committee is responsible for review, approval, or ratification of “related person transactions” involving Applied or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of a company since the beginning of the previous fiscal year, and their immediate family members. Applied has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and the purpose, and the potential benefits to the Company, of the transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to review and approve transactions in accordance with specified criteria, if advance review by the Audit Committee is not feasible. Any transactions approved by the Chair must be reported to the Audit Committee at its next regularly-scheduled meeting.

The Audit Committee has adopted standing pre-approvals for limited transactions with related persons. Pre-approved transactions are as follows:

•

any transaction with another company with which a related person’s only relationship is as an employee, director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•

any charitable contribution, grant, or endowment by Applied or The Applied Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers or directors that has been approved by the Human Resources and Compensation Committee;

•	transactions in which all stockholders receive proportional benefits or where the rates or charges involved are determined by competitive bids; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2013, which began on October 29, 2012 and will end on October 27, 2013. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2013, the Audit Committee considered the firm’s qualifications and performance during fiscal 2012 and 2011. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2012 and 2011, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2012 and 2011, which ended on October 28, 2012 and October 30, 2011, respectively. All of the fees shown in the table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2012	Fiscal 2011
	(In thousands)
Audit Fees	$6,560	$5,830
Audit-Related Fees	403	193
Tax Fees:
Tax Compliance and Review	229	323
Tax Planning and Advice	—	—
All Other Fees	15	—

Total Fees	$7,207	$6,346

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2012 include fees incurred for services in connection with Applied’s acquisition of Varian and the restructuring and goodwill impairment actions taken in fiscal 2012.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees include fees incurred for services in connection with compliance with government-funded grant requirements.

Tax Fees consisted of fees for professional services for tax compliance and review, which consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits.

All Other Fees consisted of fees for services relating to support for the development of policy documents for Applied’s localization and permanent international employee transfer initiatives.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2013.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that Susan M. James, Dennis D. Powell and Robert H. Swan are “audit committee financial experts,” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2012 fiscal year.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2012 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2013 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2013.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Susan M. James

Gerhard H. Parker

Robert H. Swan

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC rules to furnish Applied with copies of all Section 16(a) forms they file.

SEC rules require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons stating that they were not required to file these forms, we believe that during fiscal 2012, all Section 16(a) filing requirements were satisfied on a timely basis, except that Mr. Rogers did not timely report shares acquired under a broker-administered dividend reinvestment program that automatically reinvested dividends paid on Applied stock. Such late filing did not result in any liability under Section 16(b) of the Exchange Act.

Stockholder Proposals—2014 Annual Meeting

Stockholders may submit proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement for our 2014 Annual Meeting of Stockholders, it must be received at our offices on or before September 24, 2013. If you intend to submit a proposal at the 2014 Annual Meeting of Stockholders, but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 20, 2013 and no later than December 20, 2013. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact: Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 28, 2012 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

January 22, 2013

APPENDIX

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal Year
	2012	2011	2010	2009	2008
	(In millions)
Non-GAAP Net Income
Reported net income (loss) (GAAP basis)	$109	$1,926	$938	$(305)	$961
Certain items associated with acquisitions[1]	298	51	91	96	139
Acquisition integration and deal costs	81	19	10	—	—
Impairment of goodwill	421	—	—	—	—
Restructuring charges, asset impairments and other[2,3,4,5,6]	168	(30)	246	156	41
Impairment of strategic investments	17	3	13	84	—
Gain on sale of facilities, net	—	(27)	—	—	(22)
Reinstatement of federal R&D tax credit	—	(13)	—	—	—
Resolution of audits of prior years’ income tax filings	(22)	(203)	—	—	—
Income tax effect of non-GAAP adjustments	(112)	(3)	(117)	(100)	(50)

Non-GAAP net income (loss)	$960	$1,723	$1,181	$(69)	$1,069

1	These items are incremental charges attributable to acquisitions, consisting of inventory fair value adjustments on products sold, and amortization of purchased intangible assets.
2	Results for the twelve months ended October 28, 2012 included severance and other charges of $106 million related to the restructuring program announced on October 3, 2012, restructuring and asset impairment charges of $48 million related to the restructuring program announced on May 10, 2012, and severance charges of $14 million related to the integration of Varian.
3	Results for the twelve months ended October 30, 2011 included favorable adjustments of $36 million related to a restructuring program announced on July 21, 2010, $19 million related to a restructuring program announced on November 11, 2009, and $5 million related to a restructuring program announced on November 12, 2008, partially offset by asset impairment charges of $30 million primarily related to certain fixed and intangible assets.
4	Results for the twelve months ended October 31, 2010 included asset impairment charges of $108 million and restructuring charges of $45 million related to a restructuring program announced on July 21, 2010, restructuring charges of $84 million associated with a restructuring program announced on November 11, 2009, and asset impairment charges of $9 million related to a facility held for sale.
5	Results for the twelve months ended October 25, 2009 included restructuring charges of $141 million associated with a restructuring program announced on November 12, 2008 and asset impairment charges of $15 million related to wafer cleaning equipment.
6	Results for the twelve months ended October 26, 2008 included restructuring charges of $29 million associated with a global cost reduction plan, asset impairment charges of $11 million and other operating charges of $1 million associated with ceasing development of beamline implant products.

Fiscal Year 2012
(In millions, except per share amounts)
Non-GAAP Operating Income
Reported operating income (GAAP basis)	$411
Certain items associated with acquisitions[1]	298
Acquisition integration and deal costs	81
Impairment of goodwill	421
Restructuring charges and asset impairments[2]	168

Non-GAAP operating income	$1,379

Non-GAAP (Adjusted) Earnings Per Diluted Share
Reported earnings per diluted share (GAAP basis)	$0.09
Certain items associated with acquisitions	0.19
Acquisition integration and deal costs	0.05
Impairment of goodwill	0.33
Restructuring charges and asset impairments	0.10
Impairment of strategic investments	0.01
Reinstatement of federal R&D tax credit and resolution of audits of prior years’ income tax filings	(0.02)

Non-GAAP (adjusted) earnings per diluted share	$0.75

Weighted average number of diluted shares	1,277

1	These items are incremental charges attributable to acquisitions, consisting of inventory fair value adjustments on products sold, and amortization of purchased intangible assets.
2	Results for the twelve months ended October 28, 2012 included severance and other charges of $106 million related to the restructuring program announced on October 3, 2012, restructuring and asset impairment charges of $48 million related to the restructuring program announced on May 10, 2012, and severance charges of $14 million related to the integration of Varian.

A-1

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

3225 OAKMEAD VILLAGE DRIVE

P.O. BOX 58039, M/S 1241

SANTA CLARA, CA 95054

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK · EASY · CONVENIENT

AVAILABLE 24 HOURS A DAY · 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2013 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on March 4, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on March 4, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M51735-P32955-Z59521	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MATERIALS, INC.

The Board of Directors unanimously recommends you vote FOR all of the nominees listed below and FOR proposals 2 and 3:

1.     Election of Directors

Nominees:	For	Against	Abstain

1a. Aart J. de Geus	☐	☐	☐

1b. Stephen R. Forrest	☐	☐	☐

1c. Thomas J. Iannotti	☐	☐	☐

1d. Susan M. James	☐	☐	☐

1e. Alexander A. Karsner	☐	☐	☐

1f. Gerhard H. Parker	☐	☐	☐

1g. Dennis D. Powell	☐	☐	☐

1h. Willem P. Roelandts	☐	☐	☐

1i. James E. Rogers	☐	☐	☐

1j. Michael R. Splinter	☐	☐	☐

1k. Robert H. Swan	☐	☐	☐

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of Applied Materials’ named executive officers.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 5, 2013: Notice, Proxy Statement and Annual Report with Form 10-K are available electronically at www.proxyvote.com.

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M51736-P32955-Z59521

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 5, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Thomas F. Larkins, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Tuesday, March 5, 2013 at 11:00 a.m. Pacific Standard Time at Applied Materials, Inc.’s corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2), AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013 (PROPOSAL 3).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2), and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 3). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)